UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation will hold its Annual Meeting of Shareholders on Friday, April 23, 2010, at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio, for the following purposes:

1.	To elect as directors the five nominees identified in the attached Proxy Statement, four to serve for a term of three years and one to serve for a term of one year;

2.	To approve The Progressive Corporation 2010 Equity Incentive Plan and the performance criteria set forth therein;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

4.	To transact such other business as may properly come before the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on February 26, 2010, will be entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 12, 2010

The Proxy Statement and the 2009 Annual Report to Shareholders

are also available at progressiveproxy.com.

The Progressive Corporation

Proxy Statement

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. These include the election of five nominees as directors, the approval of The Progressive Corporation’s 2010 Equity Incentive Plan and the performance criteria set forth therein, and the ratification of the appointment of Progressive’s independent registered public accounting firm for 2010, each described in more detail below.

The Annual Meeting will take place on Friday, April 23, 2010 at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, OH 44143. The proxies also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2009 Annual Report to Shareholders are being mailed to shareholders beginning on or about March 15, 2010.

All properly executed written proxies, and all proxies that are properly completed and submitted over the Internet or by telephone, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting.

Only shareholders of record of The Progressive Corporation at the close of business on February 26, 2010, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof. Each shareholder on the record date is entitled to one vote for each of our Common Shares, $1.00 par value, held. On the record date, we had 671,162,117 common shares issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you are a shareholder of Progressive. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, April 23, 2010. At the meeting, shareholders will be asked to vote on several items of business. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal authority for another person to vote the stock you own at our Annual Meeting. The person you designate to vote your shares is referred to as your proxy. If you designate someone as your proxy in a written document, that document is also sometimes referred to as a proxy or proxy card. When you submit a proxy card, the person(s) named as your proxy(ies) on the card are required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below), subject to approval by shareholders. The Board recommends that you vote in favor of each director nominee named in this Proxy Statement and for each of the other proposals. However, you control your vote, and the voting instructions that you provide will be followed.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:

•	Election of the five nominees identified in this Proxy Statement as directors, four to serve for a term of three years and one to serve for a term of one year;

•	The approval of The Progressive Corporation 2010 Equity Incentive Plan and the performance criteria set forth therein;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

•	Any other business that properly comes before the meeting.

Also, once the business of the Annual Meeting is concluded, management will comment briefly on the company’s performance and will be available to respond to appropriate questions from shareholders.

What is a proxy statement?

This document (excluding the 2009 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. The proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Anyone who holds our common stock at the close of business on February 26, 2010, the record date, is entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote his or her shares at the Annual Meeting. As of the record date, there were 671,162,117 shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold Progressive shares directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, 2009 Annual Report to Shareholders, and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of their respective customers who hold Progressive shares and then submits those votes to us.

Because of a change in New York Stock Exchange (NYSE) rules, effective for the first time at this Annual Meeting, your broker will NOT be able to vote your shares with respect to the election of directors, unless you provide voting instructions to them. We strongly encourage you to return your voting instruction form and exercise your right to vote.

What shares are included on the proxy card?

If you are a shareholder of record as of February 26, 2010, you will receive one proxy card for all the shares of common stock you hold in certificate form (i.e., you hold paper share certificates as evidence of your ownership) and an additional proxy card for the shares you hold in book-entry form (i.e., physical certificates are not issued; includes shares held in a direct registration program and shares of restricted stock held by some of our directors and former employees).

Current employees who hold unvested restricted stock awards will receive written notice of the Annual Meeting, together with instructions on how to access the Proxy Statement and Annual Report online, how to request printed copies, and how to vote your proxy.

Employees and former employees who hold shares in The Progressive 401(k) Plan will receive information separately on the number of shares as to which they are eligible to provide voting instructions.

If you hold shares in street name, the voting instruction form that you receive from your bank or broker should include a statement of the number of shares that you are entitled to vote. Any questions concerning this information should be directed to your bank or broker.

What methods can I use to vote?

By Mail.    All shareholders of record can vote by written proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street name holder, you will receive a voting form and instructions from your bank or broker.

By Telephone or Internet.    All shareholders of record also can vote by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Telephone and Internet voting for street name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction form.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date.

401(k) Plan Holders.    If you hold shares in our 401(k) plan, you will receive voting instructions from our plan administrator. If voting instructions are received by the plan administrator, your 401(k) plan shares will be voted according to the instructions received. If you do not specify your voting instructions in the manner required by the plan administrator, the administrator will not vote your 401(k) plan shares. To allow sufficient time for voting by the 401(k) plan administrator, your voting instructions must be received by 11:59 p.m. eastern time, on Tuesday, April 20, 2010.

Whether or not you plan to attend the Annual Meeting, the Board of Directors strongly encourages you to vote your shares by proxy prior to the meeting. Your vote is important. Please follow the voting instructions carefully to make sure that your shares are voted appropriately. You can save us the expense of a second mailing if you vote your shares promptly.

If I submit a proxy, may I later change or revoke it?

If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	written notice to the Secretary of the company;

•	timely delivery of a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.

If you hold shares in our 401(k) plan, you can change your vote at any time prior to the deadline set forth in the prior question; voting in person at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by or under the direction of the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

When you vote on our nominees for the Board of Directors, you will have the following choices:

•	vote FOR all nominees;

•	vote AGAINST all nominees;

•	vote FOR certain nominees, but AGAINST specified nominees; or

•	ABSTAIN from voting with respect to one or more nominees.

A nominee will be elected if he or she receives more “for” votes than “against” votes. Abstentions will not be counted as a vote “for” or “against” the nominee and, therefore, will have no effect on the outcome. Any nominee who does not receive a majority of the votes cast is not elected; if the nominee is a current director, the Board expects that he or she will submit a resignation for the Board’s consideration promptly after the meeting. If the resignation is not submitted within 10 days after the certification of the shareholders’ vote, his or her term as a director will automatically expire.

The Board recommends a vote FOR each of the nominees named on the accompanying proxy card.

What are my voting choices when voting on the proposal to approve The Progressive Corporation 2010 Equity Incentive Plan and the performance criteria set forth therein (Item 2 on the Notice of Annual Meeting), and what vote is needed to pass the proposal?

For this proposal, you may select from the following choices:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares. Broker non-votes (see explanation below) will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board recommends a vote FOR this proposal.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 (Item 3 on the Notice of Annual Meeting), and what vote is needed to ratify their appointment?

For this proposal, you may select from the following choices:

•	vote FOR the ratification;

•	vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

This proposal will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board recommends a vote FOR the ratification.

What if I do not specify a choice for a matter when returning a proxy?

For shareholders of record only, if no specific instructions are given, proxies that are signed and returned will be voted in accordance with the recommendations of the Board of Directors, as follows:

•	FOR the election of all five director nominees, four to serve for a term of three years and one to serve for a term of one year;

•	FOR the proposal to approve The Progressive Corporation 2010 Equity Incentive Plan and the performance criteria set forth therein; and

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

If you hold your shares through a bank or broker, see the next question for information concerning what happens if you do not vote.

Your vote is important. Please submit your vote by telephone, on the Internet, or by completing and mailing the enclosed proxy card.

What is a broker non-vote?

A broker non-vote occurs when a broker’s or bank’s customer does not provide the broker or bank with voting instructions on “non-routine” matters for shares owned by the customer (sometimes referred to as the “beneficial owner”) but held in the name of the broker or bank. For such matters, the broker or bank cannot vote on behalf of the beneficial owner and reports the number of such shares as “non-votes.” By contrast, if a proposal is considered “routine,” the broker or bank, in its discretion, may vote any shares as to which it has not received specific instructions from its customer. Each bank or broker has its own policies that control whether or not it casts votes for routine matters.

Whether the proposal is non-routine or routine is governed by the rules of the NYSE. The election of directors (Item 1 on the Notice of Annual Meeting) and the approval of our 2010 Equity Incentive Plan (Item 2) are considered non-routine by the NYSE; the ratification of our independent public accounting firm (Item 3) is considered routine.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K, and the Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting, Proxy Statement, and 2009 Annual Report to Shareholders are available on a dedicated Web site at progressiveproxy.com. Our Annual Report on Form 10-K is available at the Investor Relations section of our Web site at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by e-mail to investor_relations@progressive.com, by calling toll-free 1-800-542-1061, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

If you hold your shares in street name, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ITEM 1: ELECTION OF DIRECTORS

Five of our directors have been nominated for election this year. Information about the structure of our Board of Directors, the process for selecting nominees for director positions, and our individual directors follows.

Progressive’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five and no more than 13. The number of directors has been fixed by shareholders at 13, and there are currently 13 directors on the Board. The Code of Regulations also provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually, except as provided below. At the Annual Meeting, the shares represented by the proxies obtained in response to this Proxy Statement, unless otherwise specified, will be voted for the election as directors of the five nominees named below, four to serve for a three-year term and one to serve for a one-year term, and until their respective successors are duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the five nominees named below for election to the Board. No shareholder nominations for the election of directors have been received within the time period specified by Section 13 of Article II of our Code of Regulations, and no shareholder candidates were proposed pursuant to our “Shareholder-Proposed Candidate Procedures” (discussed below). Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among two or more nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the five nominees named below as possible.

A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected.

Each of the five nominees for director is currently a director of the company. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but he or she is expected by the Board of Directors to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures approved by the Board and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10 days.

At our Annual Meeting, a vacancy on the Board will be created due to the retirement of Mr. Donald B. Shackelford. Under our Code of Regulations, the Board has the right to elect a new director to fill such a vacancy, but the new director so elected would serve for a term that expires on the date of the next shareholder meeting at which directors are to be elected. No decision has been made to fill the upcoming vacancy at this time.

The Nominating and Governance Committee of the company’s Board of Directors evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter – integrity, judgment, commitment, preparation, participation, and contribution – and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.

The Committee also considers the Board’s needs, the qualifications of other candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity. The Board seeks to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, and age. It is the Board’s policy to include among its members individuals of both genders and from different racial and ethnic groups whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, or skills, or a combination thereof. Currently, Progressive’s Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as finance, healthcare, communications, and manufacturing, and with substantial experience working in a variety of functions, including consumer marketing, technology, investment and capital management, financial, accounting and control, and risk analysis. The directors on the current Board also have a wealth of experience serving on an array of public, private, and non-profit boards.

The following information is provided for each person nominated for election as a director, and for those directors whose terms will continue after the Annual Meeting, and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years.

Nominees for Election at the Annual Meeting

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Stuart B. Burgdoerfer (46) Director since: 2009 Term expires: 2011

Executive Vice President and Chief Financial Officer, Limited Brands, Inc., Columbus, Ohio (retail) since April 2007; Senior Vice President of Finance, The Home Depot, Inc., Atlanta, Georgia (retail) prior to November 2006

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of the Limited Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. The Board expects that Mr. Burgdoerfer will supplement the Board’s financial experience, be a valuable addition to the Audit Committee, and, potentially, serve as an Audit Committee Financial Expert.

Current: None Former: None
Lawton W. Fitt (56) Director since: 2009 Term expires: 2013

Corporate Director; Secretary (Chief Executive Officer) of the Royal Academy of Arts, London, England (arts) prior to March 2005

Ms. Fitt was chosen to serve on the Board because she has substantial experience in the areas of investment banking and risk analysis, as a result of her work as a partner at Goldman Sachs Group, and executive management experience, which she attained through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: Ciena Corporation, Thomson Reuters Corporation, and Frontier Communications Corporation Former: Overture Acquisition Corporation
Peter B. Lewis (76) Director since: 1965 Term expires: 2013

Non-Executive Chairman of the Board of The Progressive Corporation

A founder of The Progressive Corporation, Chief Executive Officer of the company from 1965 to 2000, and a large shareholder, as Non-Executive Chairman, Mr. Lewis effectively leads the Board. His commitment to the company’s values, knowledge of its history, and understanding of automobile insurance are exceedingly valuable to the Board.

Current: None Former: None
Patrick H. Nettles, Ph.D. (66) Director since: 2004 Term expires: 2013

Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer and serving as a director of Ciena Corporation, a technical company, are chief among the reasons he was selected to serve on the Board of Directors. His technical experience and education, which includes a Ph.D. in physics, give him a unique perspective that, along with his significant operational experience as the Chief Executive Officer of Ciena, enable him to make significant contributions to the Board. Dr. Nettles’s service as a director at other large companies also factored into the decision to select him to serve on our Board of Directors.

Current: Axcelis Technologies, Inc. and Ciena Corporation Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Glenn M. Renwick (54) Director since: 1999 Term expires: 2013

President and Chief Executive Officer of The Progressive Corporation; officer and director of various other subsidiaries and an affiliate of Progressive

Mr. Renwick has over 20 years of experience working in significant management positions at Progressive. For the past 10 years, he has served as the Chief Executive Officer of the company, and he continues to do so today. Mr. Renwick has served in a variety of operating roles, including as a product manager, the head of the company’s marketing organization, and as business technology leader, during his tenure at Progressive. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as a director of other corporate boards.

Current: Fiserv, Inc. and UnitedHealth Group Incorporated Former: None

Directors Whose Terms will Continue after the Annual Meeting

Charles A. Davis (61) Director since: 1996 Term expires: 2011

Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman and CEO, MMC Capital, Inc., Greenwich, Connecticut (global private equity firm) prior to June 2005

Mr. Davis has broad financial, investment, and capital management expertise, developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and service as Chief Executive Officer of Stone Point Capital LLC. The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other large companies.

Current: AXIS Capital Holdings Limited and The Hershey Company Former: Media General, Inc. and Merchants Bancshares Inc.

Bernadine P. Healy, M.D. (65) Director since: 2002 Term expires: 2011

Health Editor and Medical Columnist, U.S. News & World Report, Washington, D.C. (publishing)

Dr. Healy was chosen to serve on the Board in large part because of her education and experience in the medical field, which includes a Doctor of Medicine degree and significant experience working as a doctor, Chief Executive Officer of the Red Cross, and health columnist for U.S. News & World Report. Dr. Healy’s medical and publishing background gives her a different perspective than the other Board members, and she has extensive experience serving as a director at other large companies.

Current: Ashland Inc. and Invacare Corporation Former: National City Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships

Abby F. Kohnstamm (56) Director since: 2006 Term expires: 2011

President and Chief Executive Officer, Abby F. Kohnstamm & Associates, Inc., New York, New York (marketing consulting firm) since January 2006; Senior Vice President of Marketing, IBM Corporation, Armonk, New York (information technology) prior to December 2005

Ms. Kohnstamm has significant marketing expertise and operational management experience, which she attained through her experiences working in senior management roles at both American Express and IBM Corporation. She had overall responsibility for all aspects of marketing on a global basis in her position as Senior Vice President, Marketing (Chief Marketing Officer) at IBM. She currently leads her own marketing consulting firm, working with both public and privately held companies. Ms. Kohnstamm’s service as a director at Tiffany & Co. and several non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: Tiffany & Co. Former: None

Roger N. Farah (57) Director since: 2008 Term expires: 2012

President, Chief Operating Officer, and Director, Polo Ralph Lauren Corporation, New York, New York (lifestyle products)

Mr. Farah was chosen to serve as a director principally due to his experience serving as President, Chief Operating Officer, and director at Polo Ralph Lauren Corporation. The executive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is quite different than the property and casualty insurance industry.

Current: Aetna, Inc. and Polo Ralph Lauren Corporation Former: Toys “R” Us, Inc.

Stephen R. Hardis (74) Director since: 1988 Term expires: 2012

Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc., New York, New York (financial services) since May 2006; Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005

Mr. Hardis was chosen to serve as a director of the company primarily because of his leadership experience at Eaton Corporation, where he has served as both Chief Executive Officer and Chief Financial Officer, and because of his extensive experience managing, and serving as a director for, various other large companies. These experiences allowed him to develop the skills necessary to add significant value to the Board, and his considerable experience working in leadership roles as a financial professional enable him to add great value to the Audit Committee as the Committee Chairman and the Audit Committee Financial Expert. Mr. Hardis has also served as a director of the company since 1988, which makes him an especially valuable resource to the Board.

Current: Axcelis Technologies, Inc., Lexmark International, Inc., Marsh & McLennan Companies, Inc., and Nordson Corporation Former: American Greetings Corporation and STERIS Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships

Norman S. Matthews (77) Director since: 1981 Term expires: 2012

Consultant, New York, New York

Mr. Matthews was selected to serve on the Board primarily due to his experience as President and Chief Executive Officer of Federated Department Stores and service as a director of numerous public and private companies. Mr. Matthews also has in-depth knowledge of the company due to his service as a director of the company since 1981. Further, as a result of his professional experience and years of service on a variety of corporate boards, Mr. Matthews has valuable expertise in corporate governance matters, compensation programs, and strategy.

Current: Henry Schein, Inc., Spectrum Brands, Inc., and The Children’s Place Retail Stores, Inc. Former: Finlay Enterprises, Inc., Sunoco, Inc., and Toys “R” Us, Inc.

Bradley T. Sheares, Ph.D. (53) Director since: 2003 Term expires: 2012

Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products) from January 2007 to December 2007; President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) prior to July 2006

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, which is due in part to his having earned a Ph.D. in biochemistry. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.

Current: Covance Inc., Henry Schein, Inc., and Honeywell International, Inc. Former: IMS Health Incorporated

Mr. Donald B. Shackelford, who has been on our board since 1976, will not stand for election at our Annual Meeting of Shareholders in accordance with the retirement provisions of our Corporate Governance Guidelines. He had been selected to serve on the Board primarily because of his executive management and financial experience gained working as the Chairman of the Board of Fifth Third Bank, Central Ohio and over 25 years of service as the Chairman of State Savings Bank (predecessor to Fifth Third Bank, Central Ohio). The Board also benefited from the experience Mr. Shackelford had gained through his service on the boards of a variety of other large public companies.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Determinations

We are required to have a majority of independent directors under the New York Stock Exchange (NYSE) Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in January 2010, the Board considered the independence of each of the Board members, taking into account the relevant facts and circumstances of each director’s known relationships (if any) with the company and its subsidiaries as described below under “Certain Relationships and Related Transactions.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Mr. Glenn M. Renwick. Mr. Renwick is not independent due to his current position as Progressive’s President and Chief Executive Officer.

Mr. Jeffrey D. Kelly, who resigned from the Board in August 2009, had been determined by the Board to be independent in early 2009. Due to his resignation, his independence was not reconsidered in early 2010 along with our current directors, although management is aware of no facts or circumstances that would have changed his status prior to his resignation.

Board Structure and Risk Oversight

The company’s Chairman of the Board of Directors position is held by Mr. Peter B. Lewis, and the Chief Executive Officer position is held by Mr. Glenn M. Renwick, who also serves as a director of the company. The Board has determined that Mr. Lewis should lead the Board of Directors as Chairman because he served as the Chief Executive Officer of the company for 35 years, has served on the Board of Directors for 45 years, and is one of our largest shareholders. Given his wealth of insurance industry and executive management experience, his extensive knowledge of the history and operations of the company, and his own history of innovation and independent thinking, Mr. Lewis is the logical choice to lead the Board.

The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees the company’s Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how the company assesses and manages its exposure to risk, and meeting periodically with management – including representatives of the Risk Management department, Compliance & Ethics group, Law Department, Control & Analysis (internal audit), external auditors, and other business units as necessary – to review the company’s major financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and control, or avoid, such exposures. The company’s Management Risk Committee (MRC), which is comprised of members of management representing a cross-section of the company’s business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company, and formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports on the company’s ERM program and MRC risk assessment as necessary to the full Board of Directors.

The Board also assigns some risk oversight responsibilities to the Investment and Capital and Compensation Committees. The Investment and Capital Committee oversees the company’s investment policy, which is designed to enable the company to meet its business and financial objectives with a reasonable balance between risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that the company has a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of the company’s compensation plans and programs. These Committees also regularly report to the full Board.

The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively since, as a result, the full Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. We believe that the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Meetings of the Board of Directors and Attendance

The Board of Directors held seven meetings during 2009, one of which was held by conference call.

All of the current directors were on the Board throughout 2009, except Ms. Lawton W. Fitt, who was appointed as a director in June 2009, and Mr. Stuart B. Burgdoerfer, who was appointed as a director in December 2009. All directors attended more than 75% of their scheduled Board and Committee meetings.

Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Progressive’s 2009 Annual Meeting of Shareholders was attended by all of the then current directors. A full copy of our Corporate Governance Guidelines can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

Meetings of the Non-Management Directors

Our non-management directors meet in executive session periodically throughout the year. Each such meeting also constitutes a meeting of our independent directors. The Chairman of the Board, provided that he or she is not an executive officer of Progressive, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2009, the non-management directors met in executive session five times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

The following table summarizes the Board’s Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital[1]	Nominating and Governance
Stuart B. Burgdoerfer[2]
Charles A. Davis				✓	✓
Roger N. Farah			✓
Lawton W. Fitt[2]
Stephen R. Hardis	✓	C			✓
Bernadine P. Healy, M.D.		✓
Abby F. Kohnstamm		✓
Peter B. Lewis	C			✓
Norman S. Matthews			✓		C
Patrick H. Nettles, Ph.D.		✓
Glenn M. Renwick	✓
Donald B. Shackelford				✓
Bradley T. Sheares, Ph.D.			C

= Member of the Committee

C	= Chairman of the Committee

[1]	The former chairman of the Investment and Capital Committee resigned from the Board in 2009; a replacement is expected to be named in April 2010.
[2]	Elected in 2009; not yet assigned to a committee.

Executive Committee

The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2009, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Audit Committee

The Audit Committee assures that the organizational structure, policies, controls, and systems are in place to monitor performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2009, the Audit Committee met in person five times and participated in four conference calls to review our financial and operating results.

Audit Committee Financial Expert. The Board of Directors has determined that Mr. Stephen R. Hardis, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Hardis is a former Chairman and Chief Executive Officer of Eaton Corporation, where he served as Chief Financial and Administrative Officer before becoming CEO. He has served on the audit committees of a number of public companies through the years, including as a member of Progressive’s Audit Committee from April 1988 through December 1999 and as Chairman from December 2007 to the present. The Board has determined that through appropriate education and experience, Mr. Hardis has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

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Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by Progressive’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Compensation Committee

The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash incentive) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering compensation data from comparable companies obtained by Progressive from independent third parties, internal analyses and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of the Compensation and Law Departments, and other Progressive personnel. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2009, the Compensation Committee met seven times in person and two times by phone, and adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2009, the Committee directly retained Semler Brossy Consulting Group, LLC as its compensation consultant, in connection with the company’s overall compensation program, as well as certain executive compensation matters. The Committee and management assembled a list of nationally recognized compensation consultants for the proposed assignment. A request for proposals, based on a scope of work approved by the Committee, was then circulated to these consultants. The proposals that were submitted by consultants were compiled by management and submitted to the Committee for review. Based on the proposals, the Committee interviewed three consultants and ultimately selected Semler Brossy to conduct the review. Other than the work performed for the Committee in 2009, Semler Brossy has not provided any other services to the company during the prior two-year period.

Initially, the scope of work approved by the Committee focused on a diagnostic review, or “health check,” of the executive compensation program, including whether salaries are appropriate, whether annual and long-term incentive programs align with the company’s strategies and shareholder interests, whether severance and change-in-control benefits and other perquisites are reasonable and appropriately disclosed, and whether the processes and the value of awards granted were consistent with strong compensation governance by the Committee. In addition, the initial scope of work inquired whether the program encouraged executives to take undue risk, and whether the Committee has the appropriate level of visibility into executive compensation matters. As a result of the interviews with the three finalist firms, the Committee extended the scope of the assignment to include a review of the Gainsharing plan as it relates to our entire employee population.

Semler Brossy conducted interviews with the three Committee members and 18 senior managers of the company and conducted focus groups with various employee groups. They were also provided access to our plan documents, prior public disclosures, internal compensation analyses, and other information that they requested. They concluded their work and presented their conclusions and recommendations to the Committee in person. Generally, Semler Brossy concluded that Progressive’s “compensation programs are well aligned with the Company’s strategy, allow for the attraction/retention of talent needed to run the business, and are consistent with sound compensation governance.” They offered several recommendations which, in their view, could improve various aspects of the program. The Committee and management have discussed the Semler Brossy conclusions and recommendations at subsequent meetings and have implemented a number of changes that will take effect in our compensation plans for 2010. To the extent that those changes significantly impact our executive compensation program, they are discussed in more detail in “Compensation Discussion and Analysis” below.

In addition, during 2009, management retained the services of the following compensation consulting firms:

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McLagan Partners and Rogers Casey reviewed the operation of the cash bonus plan for employees who work in our investment operations. This plan also covers part of the bonus that could be earned by our Chief Executive Officer, Chief Financial Officer, and Chief Investment Officer, each of whom is a named executive officer. McLagan concluded that the plan had a generally sound design that did not incent the investment staff in ways that would create undue risk for the company. Suggestions made by McLagan and Rogers Casey to improve the program were considered by the Committee and management and adopted for 2010 where it was considered appropriate. This compensation program is also discussed in more detail in “Compensation Discussion and Analysis” below.

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Pearl Meyer provided management with advice on our compensation programs and plans during 2009, including with respect to named executive officers. The firm assisted management in creating additional peer groups used to evaluate the competitiveness of executive compensation for 2010, and provided advice on the structure and other issues relating to restricted stock unit awards and The Progressive Corporation 2010 Equity Incentive Plan, which is being submitted to shareholders for approval in this Proxy Statement.

Investment and Capital Committee

The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance, and compensation of the company’s internal and external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2009, the Investment and Capital Committee met six times.

Nominating and Governance Committee

The Nominating and Governance Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee recommended Ms. Lawton W. Fitt to fill a vacancy on the Board in June 2009, and she was elected by the Board at that time. The Committee also recommended Mr. Stuart B. Burgdoerfer to fill a vacancy on the Board in December 2009, and he was elected by the Board at that time. In addition, the Committee recommended each of Ms. Fitt, Mr. Burgdoerfer, and the three other nominees named in this Proxy Statement, each of whom is currently a director, for election to the Board at our Annual Meeting of Shareholders.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. The Committee regularly reviews the qualifications of potential candidates for the Board. During 2009, the Nominating and Governance Committee met five times.

Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted procedures for shareholders to propose candidates for directors.

Any shareholder desiring to propose a candidate for election to the Board under these procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the shareholder-proposed candidate procedures, the complete text of which can be found on our Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

Shareholders may propose candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed on page 7. Other candidates may be suggested by our Board members, executive officers, or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years). Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.

The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves, or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate, and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

Our shareholder-proposed candidate procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or e-mail: peter_lewis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or e-mail: chuck_jarrett@progressive.com.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the shareholder.

Certain Relationships and Related Transactions

Transactions between The Progressive Corporation or its subsidiaries and any director or executive officer, or any entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer, must be disclosed to and, if appropriate, approved by our Board of Directors. Our Code of Business Conduct and Ethics prohibits directors and executive officers from having a direct or indirect financial interest in any transaction involving Progressive, unless either: (i) the transaction is disclosed to and approved by a disinterested majority of the Board; or (ii) with respect to a transaction with another publicly held company, the transaction and the Progressive person’s status as a director, officer, consultant, or advisor to such other company are known to the Board, a disinterested majority of the Board does not object to the person’s continued service to such other public company, and the annual payments to or from Progressive under the transaction do not exceed the lesser of 1% of Progressive’s or such other company’s consolidated revenues.

This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. If a transaction with any such person or entity is proposed or entered into during the course of the year, the transaction is presented to the Board for consideration, typically at its next meeting. In addition, all previously approved transactions that are expected to continue into a new year are presented to the Board for review on an annual basis at the Board’s first meeting of the year (in January or February). This procedure further allows the Board to consider these relationships at the same time that it is considering whether directors are independent under applicable rules and regulations.

The following discussion sets forth the relationships and transactions known by management at this time to involve Progressive or its subsidiaries and such persons or entities. In each case, pursuant to the policies described above, these transactions have been disclosed to the Board of Directors and a disinterested majority of the Board approved the transaction or, in the case of ongoing relationships that were presented to the Board, permitted the continuation or renewal of the relationship.

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Ms. Lawton W. Fitt, a director of Progressive, is also a director of Frontier Communication Corporation (“Frontier”). Progressive purchases telecommunication services from Frontier; we paid $64,329 for these services in 2009. The fees paid to Frontier were customary rates for the services rendered.

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A company owned by Mr. Peter B. Lewis, Chairman of the Board, subleases space at an airplane hangar leased by one of our subsidiaries, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has a 5-year term that commenced in October 2006, and Mr. Lewis’s company has options to extend the sublease for three additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.) and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses Progressive for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by us under our lease for the hangar. During 2009, Mr. Lewis’s company paid Progressive’s subsidiary a total of $216,208 for fuel and $95,281 for rent and other occupancy expenses in accordance with the terms of the sublease.

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Mr. Glenn M. Renwick, President, Chief Executive Officer, and a director of Progressive, is also a director of Fiserv, Inc. We paid $110,153 to Fiserv, Inc. or its subsidiaries, for comparative rating software and check clearing services during 2009. These charges represent the customary rates for the products purchased. During 2008, an investment fund managed by Stone Point Capital LLC acquired a 51% interest in the Fiserv business from which we license the comparative rating software. Mr. Charles A. Davis, a director of Progressive, is the Chief Executive Officer of Stone Point Capital LLC.

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Mr. Davis also serves as a director of AXIS Capital Holdings Limited (“AXIS”). During 2009, AXIS reinsured part of the policies we wrote for our outstanding risks under our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provided reinsurance coverage of $5.6 million on policy limits of $15 million, for losses incurred in excess of the first $1 million for the policy period for July 2009, and $2.8 million on policy limits of $15 million for losses incurred in excess of the first $1 million for the policy period from July 1, 2008 to June 30, 2009. During 2009, we ceded $1,741,860 in premiums to AXIS and we collected $294,041 on paid losses related to this coverage. At December 31, 2009, we had $4,887,092 of reinsurance recoverables on unpaid losses under this arrangement. AXIS is one of several companies that we used to reinsure this non-auto line of business. The terms of this reinsurance arrangement with AXIS are consistent with those between us and the other reinsurers. This reinsurance coverage was terminated as to policies written after July 31, 2009.

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We purchased various health insurance related products and services from Aetna, Inc., in 2009. Mr. Roger N. Farah, our director, is also a director of Aetna. In 2009, we paid $11,266,349 for such products and services which are customary rates for the products purchased or services rendered.

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Mr. Stephen R. Hardis, a director of Progressive, is also a director and Non-Executive Chairman of Marsh & McLennan Companies, Inc. (“Marsh”). Progressive pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of our auto and non-auto insurance businesses. During 2009, we paid $1,025,822 for these services. We also paid $8,631 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys and related services during 2009. In each case, the fees paid to Mercer were customary rates for the products purchased or services rendered.

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The following relatives of executive officers and directors worked for Progressive in 2009: the brother of Brian C. Domeck (CFO), John W. Domeck, as an attorney; and the son-in-law of Mr. Hardis (director), Stephen C. Ware, who works in our information technology area. The dollar value of each of these employment relationships for 2009 was less than $173,000. In determining the dollar value of these relationships, we used the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable to each individual, salary paid in 2009, Gainsharing and other cash bonuses earned in 2009, grant date fair value of restricted stock awards, company-matching contributions to our 401(k) plan, and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees, as contemplated by the applicable regulations. In each case, we believe that the level of compensation is appropriate in view of the individual’s position, responsibilities, and experience and is consistent with our companywide compensation structure.

Compensation Committee Interlocks and Insider Participation

Dr. Sheares and Messrs. Farah and Matthews served as members of Progressive’s Compensation Committee during 2009. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees Progressive’s financial reporting process on behalf of the Board. Progressive’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management Progressive’s audited financial statements for the year ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Progressive’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, PwC’s judgment as to the quality, not just the acceptability, of Progressive’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PwC their independence.

The Committee discussed with Progressive’s internal auditors and PwC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, evaluations of Progressive’s internal controls and the overall quality of Progressive’s financial reporting. During 2009, the Committee held five meetings and participated in four conference calls to review Progressive’s financial and operating results and conduct other business. Also, during 2009, the Committee reassessed the adequacy of the Audit Committee Charter, recommended certain minor modifications to the Charter and approved the Charter, as so modified, and recommended that the Charter be submitted for approval to the full Board of Directors. The Board approved the Charter, as so modified, on December 11, 2009, and it became effective as of January 1, 2010. A copy of the Charter, as so approved, is available on our Web site at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2010. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2010 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Stephen R. Hardis, Chairman

Bernadine P. Healy, M.D.

Abby F. Kohnstamm

Patrick H. Nettles, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2009, of more than 5% of Progressive’s Common Shares, $1.00 par value:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	81,466,286	[2]	12.1%

Peter B. Lewis 6300 Wilson Mills Road Mayfield Village, Ohio 44143	49,293,994	[3]	7.3%

[1]

Except as otherwise indicated, the persons listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]

The common shares are held in investment accounts maintained with Davis Selected Advisers, L.P., as of December 31, 2009, and it disclaims any beneficial interest in such shares. Davis Selected Advisors, L.P. has advised that it has sole voting power as to 67,003,321 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares. Mr. Charles A. Davis, a director of Progressive, has no affiliation with Davis Selected Advisers, L.P.

[3]

Includes 221,756 shares held for Mr. Lewis by a trustee under our 401(k) plan and 14,295 restricted common shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 827,885 shares held by two charitable entities which Mr. Lewis controls, but as to which he has no pecuniary interest, and 454,000 shares held by four trusts for family members, as to which Mr. Lewis is a trustee but has no pecuniary interest.

Security Ownership of Management

The following information summarizes the beneficial ownership of Progressive’s common shares as of December 31, 2009, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified on page 38) and by all directors and all individuals who were our executive officers on December 31, 2009, as a group. In addition, to provide a more complete picture of certain individual’s financial interest in Progressive shares, the final two columns include share equivalent units held in our benefit plans that do not technically qualify as “beneficially owned” under the applicable regulations, also as of December 31, 2009.

Name	Common Shares Subject to Restricted Stock Awards[1]	Common Shares Subject to Currently Exercisable Options[2]	Beneficially Owned Common Share Equivalent Units[3]	Other Common Shares Beneficially Owned[4]		Total Common Shares Beneficially Owned	Percent of Class[5]	Units Equiva- lent to Common Shares[6]	Total Interest in Common Shares and Unit Equivalents
Stuart B. Burgdoerfer[7]	—	—	—	—		—	*	—	—
William M. Cody	206,744	65,020	50,872	20,197		342,833	*	9,608	352,441
Charles A. Davis	10,801	65,493	19,022	178,638		273,954	*	10,377	284,331
Brian C. Domeck	167,756	63,663	—	11,925		243,344	*	—	243,344
Roger N. Farah	10,166	—	7,212	7,500		24,878	*	—	24,878
Lawton W. Fitt	8,116	—	—	280		8,396	*	—	8,396
Susan Patricia Griffith	206,267	37,033	—	56,939		300,239	*	—	300,239
Stephen R. Hardis	12,389	65,493	18,042	184,756		280,680	*	158,366	439,046
Bernadine P. Healy, M.D.	10,483	—	—	60,438		70,921	*	4,043	74,964
Abby F. Kohnstamm	10,483	—	11,553	9,203		31,239	*	—	31,239
Peter B. Lewis	14,295	—	—	49,279,699	[8]	49,293,994	7.3%	—	49,293,994
Norman S. Matthews	11,119	30,448	33,741	163,212		238,520	*	—	238,520
Patrick H. Nettles, Ph.D.	10,483	—	27,379	—		37,862	*	—	37,862
Glenn M. Renwick	2,091,840	1,309,508	598,526	1,216,664		5,216,538	*	158,072	5,374,610
John P. Sauerland	167,084	68,286	—	76,268		311,638	*	—	311,638
Donald B. Shackelford	10,166	30,448	14,663	811,733		867,010	*	20,685	887,695
Bradley T. Sheares, Ph.D.	10,483	—	6,419	—		16,902	*	25,678	42,580

All 24 Executive Officers and Directors as a Group	3,755,984	2,048,893	868,213	52,312,023	[9]	58,985,113	8.7%	406,433	59,391,546

*	Less than 1% of Progressive’s outstanding common shares.

[1]

Includes common shares held pursuant to unvested restricted stock awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]	The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

[3]

These units have been credited to the individual’s account under certain of our deferred compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted stock awards. Distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares at the expiration of the deferral period under the plan. Upon the termination of a director’s service as a director, the plan provides that certain shares would be distributed to the director promptly thereafter. As to the number of shares that would be so distributed upon a director’s termination of service, the director is considered to have investment power over those shares (although not voting power), and those shares are deemed “beneficially owned.” See page 52 for a description of the Directors Restricted Stock Deferral Plan.

•

For executive officers, the number represents units that have been credited to the participant’s account under The Progressive Corporation Executive Deferred Compensation Plan, as amended and restated (the “EDCP”), upon the deferral of cash bonus awards and restricted stock awards granted prior to March 2005. As to these units, the participant has sole investment power but no voting power. In this case, the participant has investment power due to his or her ability to instruct the plan trustee to liquidate his or her deemed investment in Progressive stock and re-allocate those amounts into one of the other deemed investments that are available under the plan. See a description of the EDCP beginning on page 45.

[4]

Includes, among other shares, common shares held for executive officers and, in certain cases, their spouses who are former employees, under The Progressive 401(k) Plan. Unless otherwise indicated below, beneficial ownership of the common shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

[5]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[6]

The units disclosed are in addition to common shares beneficially owned and have been credited to the individual’s account under one or more of our deferred compensation plans, as discussed below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited under The Progressive Corporation Directors Deferral Plan, as amended and restated (“Directors Deferral Plan”) and certain amounts credited under the Directors Restricted Stock Deferral Plan. Each of our directors who is not an employee of Progressive (other than Mr. Peter B. Lewis) and was a director prior to April 2006, participates in the Directors Deferral Plan, under which cash retainer and meeting fees were deferred. The amounts deferred under the Directors Deferral Plan are deemed invested in Progressive shares for the entire deferral period, and distributions from the plan will be made only in cash at the time selected by the participant or as otherwise required by the plan. As such, the investor has neither investment power or voting power over those units. See page 52 for a description of the “Directors Deferral Plan.” Deferrals of restricted stock under the Directors Restricted Stock Deferral Plan are included in this column to the extent that Progressive common shares would not be distributed promptly after the termination of the director’s service, in which case the director is also not considered to have investment power or voting power over those shares (for example, distributions that would be made in future years under an installment distribution plan selected by the director in accordance with the plan); and

•

For executive officers, the number represents units that have been credited to the executive officer under the EDCP upon the deferral of restricted shares that were awarded in or after March 2005. These deferral amounts are deemed to be invested in Progressive shares during the entire deferral, and no other deemed investments are available to the participant. In addition, the distribution of Progressive common shares to the executive under the EDCP would not be made until six months after the termination of his or her employment. As a result, the executive has neither investment power or voting power during the deferral period.

[7]	Mr. Burgdoerfer was elected to the Board in December 2009.

[8]	See Footnote 3 on page 20.

[9]	At December 31, 2009, one executive officer, who is not a named executive officer, had pledged 16,827 shares (among other securities) to secure a line of credit from a brokerage firm.

The following information is set forth with respect to our equity compensation plans at December  31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Cumulative Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	15,981,068	4,753,038
1995 Incentive Plan[1]	5,102,888	$9.31	1,402,320	—

Subtotal Employee Plans	5,102,888	9.31	17,383,388	4,753,038

Director Plans:
2003 Directors Equity Incentive Plan	—	—	540,612	869,871
1998 Directors’ Stock Option Plan[1]	312,545	8.46	—	—

Subtotal Director Plans	312,545	8.46	540,612	869,871

Equity compensation plans not approved by security holders:
None	—	—	—	—

Total	5,415,433	$9.26	17,924,000	5,622,909

[1]	These plans have expired, and no further awards may be made thereunder.

In January 2010, the Board of Directors approved The Progressive Corporation 2010 Equity Incentive Plan. This new plan, if approved by shareholders at the upcoming Annual Meeting, would authorize up to 18 million shares for issuance. The proposal is set forth in Item 2 below.

Section 16(a) Beneficial Ownership Reporting Compliance.

In a Form 4 filed on September 1, 2009, Dr. Bradley T. Sheares, a director of the company, reported the April 17, 2009 deferral of restricted stock into the Directors Restricted Stock Deferral Plan. The deferral event should have been reported on a Form 4 by April 21, 2009. Due to an administrative error on the part of the company, this was not reported on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program for executives, including the “named executive officers” identified in the “Summary Compensation Table” on page 38, is designed and implemented under the direction and guidance of the Compensation Committee of the Board of Directors. Broadly stated, we seek to maintain a consistent compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

EXECUTIVE COMPENSATION PROCEDURES AND POLICIES

Executive Compensation in General

The main components of our executive compensation program in 2009 were base salaries, opportunity for a performance-based annual cash bonus (under a program that we refer to as “Gainsharing”), and longer-term equity awards in the form of time-based and performance-based restricted stock awards, made on an annual basis. The combination of Gainsharing bonuses and restricted stock awards provide variable compensation that reflect the company’s performance and stock price.

At senior executive levels, variable compensation accounts for a very significant portion of total potential compensation, providing substantial incentives to executives to drive business performance and achieve operating and strategic objectives. For each of our named executive officers (other than our Chief Executive Officer), at least 80% of his or her maximum potential compensation for 2009 was comprised of cash bonus potential and restricted stock awards; for the CEO, variable compensation accounted for over 90% of his potential earnings for the year. As a result, total pay for our executives is heavily weighted in favor of performance-based compensation that is tied directly to our strategic goals or to the performance of our common shares, thus aligning executives’ interests with those of shareholders.

Other types of compensation available to executives include health and welfare benefits, deferred compensation arrangements, severance payments, and very limited perquisites. We do not offer our executives a pension plan or supplementary retirement benefits.

Risk Management

We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. Our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under our performance-based equity awards, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals, and individual employees do not have incentives to focus on other priorities to the potential detriment of the organization.

The incentive plan for our investment professionals is based on the performance of our fixed-income portfolio, which represents over 75% of our invested assets and is our only actively managed portfolio. Performance is measured on a total return basis (not just on yield), comparing our annual results against the results achieved by a set of comparable investment funds on a risk-adjusted basis. This risk adjustment process acts to reduce cash bonuses under this plan if we have higher volatility of investment returns over the trailing three-year period relative to the comparable investment funds. In addition, we have guidelines relating to credit quality, duration, issuer concentration, and other parameters intended to limit risk to our fixed-income portfolio. These controls are intended to reward sound security selection, with appropriate constraints to manage risk.

Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

Compensation Committee Decisions

The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity and nonequity incentive compensation targets, and related performance goals. In addition, the Committee monitors and determines the benefits that may be paid to an executive upon his or her leaving the company or upon a change in control of the company to ensure that such payments are made under appropriate circumstances and in appropriate, market-based amounts.

Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from independent third parties, and analyses performed by the company’s Compensation Department. The Compensation Department consults with the company’s Chief Executive Officer on significant issues regarding employee compensation, including programs and issues relating to executive officers. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple meetings between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.

The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance targets under our Gainsharing program, generally apply to other employees as well.

The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2009, the Committee retained Semler Brossy Consulting Group, LLC to review our executive compensation program, among other compensation matters. After a detailed review, Semler Brossy concluded that our “compensation programs are well aligned with the company’s strategy, allow for the attraction/retention of talent needed to run the business, and are consistent with sound compensation governance.” The consultant’s suggestions for improvements to those programs have been discussed and evaluated by the Committee and management, and changes to our 2010 executive compensation arrangements that were considered significant are highlighted below under “Changes for 2010” and at various other places in this Proxy Statement.

Compensation Comparisons

Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons do not solely drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for different individuals, can vary from year to year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the tenure of an executive in his or her current position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons are another factor that enter into this analysis.

For 2009, we identified comparable companies from many industries in a revenue range that is comparable to our annual revenues, as indicated on compensation surveys that we obtain from independent third-party vendors. Comparable companies are not limited to those in the insurance industry. This choice reflects: that there are a limited number of publicly held insurers that focus exclusively, or even primarily, on automobile insurance (and none with comparable revenue or market value characteristics); that we do not generally recruit senior management level talent from other insurance companies; and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broader range of companies to be a better reflection of the marketplace for the services of our executives. We do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay in the applicable group, which are used as a guide (among other factors) in our executive compensation decisions.

For the 2009 compensation decisions, the comparison group for the CEO consisted of 67 public companies with annual revenues from $10 billion to $20 billion, as identified in compensation surveys we purchased from Towers Perrin. Given our

2008 revenue of approximately $14.3 billion (excluding realized losses on securities), we believe that this range provided appropriate data for comparison purposes. The 2009 comparisons for our other named executive officers were taken from compensation surveys produced by Towers Perrin, Mercer Consulting, and McLagan Partners, although the number of companies and revenue ranges varied from position to position based on the type of position, availability of comparison data, and other factors. All compensation comparisons referred to in the discussions below are based on this data, which were provided to the Committee in early 2009.

Internal Pay Equity; Wealth Accumulation

We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the Chief Executive Officer or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee do not believe that such limitations are an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.

Use of “Tally Sheets”

When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors the reasonableness of its annual compensation decisions for each executive.

In addition, at least annually, the Committee reviews tally sheets summarizing the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of restricted stock awards upon a “qualifying retirement” or a “change in control”). The Committee is thus able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive’s stock), and we have made no subsequent contributions to increase the value of these accounts. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios. The Committee will continue to assess these programs in the future as new information develops. We describe each of these elements of our compensation program in more detail below and under “Potential Payments upon Termination or Change in Control” beginning on page 47.

No Tax “Gross-Up” Payments

We do not provide, and no executive officer is entitled to receive, any tax gross-up payments in connection with compensation, severance, perquisites, or other benefits provided by Progressive. There is one minor exception to this rule that is applicable to all of our regular employees: we pay employees anniversary awards (i.e., at their 5th, 10th, 15th, etc., anniversaries) in amounts not to exceed $600 on a net (after tax) basis. When such an award is paid to a named executive officer, the gross (pretax) amount is included in “All Other Compensation” on our Summary Compensation Table.

Effect of Any Future Financial Restatement; Recoupment

Cash bonuses paid to our senior executives beginning in 2007, and performance-based equity awards granted to executive officers beginning in March 2008, are subject to recoupment by us if the applicable operating or financial results triggering such payment or the vesting of such award are later restated. For additional information concerning these recoupment rights, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 39.

Stock Ownership Guidelines for Executives

Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive stock (or equivalent vested interests, such as shares held on his behalf in our 401(k) or equivalent units held in our executive deferred compensation plan, but excluding unexercised stock options and unvested restricted stock) with a minimum value of five times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive stock at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted stock with a value of at least three times his or her base salary. Management and the Committee believe that stock holdings under these guidelines, as well as additional, voluntary holdings by executives in our stock option, 401(k) and deferral plans or in personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 31, 2009, each of the named executive officer’s holdings of Progressive stock satisfied the applicable guideline.

ELEMENTS OF COMPENSATION – ANNUAL DECISIONS OR AWARDS

Our executive compensation program has retained the same basic format for more than a decade. We have three primary compensation elements, each of which involves annual decisions made by the Compensation Committee to ensure reasonable, competitive pay for our executives and a heavy weighting of variable compensation. For 2009, these elements were:

•	Base salaries;

•	Annual cash bonus potential under our Gainsharing program; and

•	Equity-based compensation in the form of both time-based and performance-based restricted stock.

Each compensation element will be discussed in turn, along with information concerning the decisions made by the Committee and, where applicable, 2009 performance results.

Salaries

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies (as described above), with the potential for above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the tenure of an executive in his or her current position, individual performance, and the executive’s future potential.

For 2009, none of our named executive officers received a salary increase compared with the prior year. This action was taken by the Committee, based on a recommendation from management, reflecting our overall results for 2008.

Cash Bonuses

Gainsharing Program.  Gainsharing is designed to reward executives based on the annual operating performance of Progressive’s insurance business as a whole as compared with objective performance criteria pre-approved by the Committee. Gainsharing does not take into account the performance results of our investment portfolio, which are the subject of a separate cash bonus plan for a limited number of employees, as described below. The purpose of the cash bonus program is to motivate executives to achieve and surpass current operating performance goals, which over time should benefit shareholders.

Bonuses for named executive officers are determined using the same performance criteria that determine the Gainsharing bonuses that may be earned by all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which actual performance results for the year fall short of, meet, or exceed the objective performance goals established by the Committee in the first quarter of the year.

The performance standards applicable to the Gainsharing program are established by the Committee each year in the first quarter and are not thereafter modified. The performance factor for our core business is then calculated on a monthly basis, using year-to-date results, and published in our regular, monthly earnings release. In addition, it should be noted that our Gainsharing performance factor is used to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the core business performance also can translate into a benefit to shareholders, and as a result, in February 2010 shareholders received a dividend of $.1613 per share based on our underwriting performance in 2009.

Historical Gainsharing Experience.  Outstanding growth and profitability results in each of 2003 and 2004 were rewarded by a core business performance factor of 2.0, and the highest possible bonus under our Gainsharing plans, for most executive officers and other employees of Progressive. A significant down year in our insurance operations in 2000, however, resulted in a performance factor of 0.0 for our core business, and no annual cash bonus, for most executive officers and employees. Performance factors for the core business in 2009, 2008, and 2007 were .71, .80, and .74 respectively, reflecting strong underwriting profitability, but lagging growth compared to our pre-established targets. Throughout the 16-year history of our companywide Gainsharing program (including 2009), the performance factor for the core business has averaged about 1.27. These results confirm that our Gainsharing plans operate not only to reward excellent performance, but also to withhold or temper cash bonuses if our actual performance results fail to achieve pre-defined goals.

2009 Gainsharing Bonuses – Core Business.  For 2009, at least a portion of each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that Mr. Renwick’s target percentage would be 150% of salary for the year, while each of the other named executive officers had his or her target set at 100% of salary. For Messrs. Renwick, Domeck, and Cody, a varying portion of their potential bonus was determined by the performance of our fixed-income investments, as described below. All Gainsharing and other performance-based cash bonus awards for the named executive officers are reported on the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation.”

The core business was defined to include our Agency auto, Direct auto, special lines, and Commercial Auto business units. We used the number of “policies in force” to measure growth for each of our businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 combined ratio or better. This strategic goal, which is applicable to all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) can translate into Gainsharing gains and enhance company performance.

In 2009, we used two Gainsharing matrices for each business unit, one that focused on the “new” business component and one that focused on the “renewal” business component of the business unit, so that the growth and profitability results could be tracked separately for each of these components and then combined to provide a performance score for the overall business unit. In this way, the 2009 plan, and the performance that it was intended to reward, were aligned with management’s approach to the business.

Under each Gainsharing matrix, a specific score between 0.0 and 2.0 was assigned for different combinations of potential growth and profitability outcomes for the year. As such, a performance score at or near a 1.0 can be achieved under each matrix with a variety of growth and profitability combinations (i.e., if growth slows, a 1.0 may still be achieved if profitability increases and, likewise, a moderate decrease in profitability may be offset by higher growth levels to generate a score at or close to 1.0). Under the standards approved by the Committee for 2009, assuming that we could achieve profitability levels at or better than our companywide goal of a 96 combined ratio (an assumption that was reasonable at the beginning of 2009 and is consistent with our recent performance), an aggregate Gainshare performance factor of 1.0 for the core business as a whole would have required the company to achieve growth levels in one or more of our main business units that exceeded our internal expectations for the year. As such, when the performance criteria were approved by the Committee, we viewed an aggregate 1.0 performance factor for our core business as an aggressive goal for the year.

Our internal expectations are developed by management from projections for individual markets and segments in each business unit and, as such, reflect management’s best estimate for the upcoming year, taking into account the planned initiatives for each business, the competitive environment, and other market factors. In this context, the 2009 performance goals were explicitly recommended by management and approved by the Committee to motivate and reward strong growth in our operating units, while maintaining our underwriting discipline – a result that was expected to be challenging at a time when the company’s 2008 performance, conditions in the insurance industry and, more generally, conditions in the economy, made the prospects for such growth uncertain at least in some of our businesses.

For 2009, the Gainsharing performance factor for our core business was .71. The following table presents the overall 2009 growth and profitability data for the business units that comprised our core business. The growth figures in the table below were determined by the year-over-year change in policies in force. Profitability was measured by the GAAP combined ratio.

Business	GAAP Combined Ratio[1]	Increase (Decrease) in Policies in Force
Agency	92.2	0%[2]
Direct	92.8	13%[2]
Special lines	—	3%
Commercial Auto	85.8	(5)%

[1]Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy is written through agents/brokers or directly by Progressive.

[2]Includes only auto policies in force.

Using actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the core business, as follows:

Business	Weighted Performance Score
Agency auto	.22
Direct auto	.40
Special lines	.06
Commercial Auto	.04

Performance factor	.71	[1]

[1]	The sum does not equal the total due to rounding.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

Our Gainsharing result for 2009 reflects a very difficult economic environment limiting policy in force growth (other than in our Direct auto business), offset by strong profitability in all businesses. Our special lines and Commercial Auto businesses, in particular, found the economic conditions to be challenging. In each case, decreased new business applications (i.e., new policies) compared to the prior year was a significant driver of their low contribution to the aggregate Gainsharing score. Our Agency auto and Direct auto businesses, on the other hand, benefited from increased consumer shopping, with both businesses posting new policy gains for the year. The overall results for these businesses were held down, however, by rates of policy renewals that were below our expectations at the start of the year when the performance standards were established by the Committee. The resulting Gainsharing performance factor means that most Progressive employees received a Gainsharing bonus payment of 71% of their target amount, and just over 35% of their potential maximum bonus award.

2009 Bonus – Investment Component.  Three named executive officers, along with other employees who work in our investment operation, earned a portion of their annual cash bonus in 2009 based on the performance of our fixed-income investment portfolio. Mr. Cody, our Chief Investment Officer, had 75% of his potential bonus determined by this investment component, while Messrs. Renwick and Domeck each were eligible to have 25% of their maximum bonuses so calculated. In each case, the remainder of the individual’s potential bonus was determined under the Gainsharing program described above. For Messrs. Renwick and Domeck, however, the allocation was structured so that their total payout for the year could not exceed the bonus that they would have received if they were participating only in the Gainsharing program. The Committee adopted this structure to reflect Messrs. Renwick’s and Domeck’s roles in overseeing the investment operations.

The investment performance factor is determined by the performance of our fixed-income portfolio, on a total-return basis, when compared, on a risk-adjusted basis, with a defined benchmark of 140 comparable money management firms. The firms comprising the benchmark managed fixed-income portfolios in 2009 were determined by Rogers Casey, an independent third-party vendor that collects the information on the benchmark firms. The vendor further collects and provides to us the appropriate total return performance data for the benchmark firms, and this data forms the basis for the calculation of the ranking of our fixed-income portfolio against the portfolios of the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by Mr. Cody’s group.

Under this calculation, a performance score of approximately 1.0 would result if our investment group’s performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 95th percentile of the benchmark firms, while a score of 0.0 would result if performance was below the 5th percentile. For 2009, the results of our fixed-income portfolio ranked in approximately the 52nd percentile when compared with the results achieved by the money management firms included in the benchmark. As a result, the 2009 performance factor of the investment component of the cash bonus for Mr. Cody, and the other employees who work in our investment operation, was 1.06. Because the investment component factor was higher than the Gainsharing score, the bonuses for Messrs. Renwick and Domeck were calculated using only the Gainsharing factor for the year, as described above. The investment component factor represented significantly improved performance by our investment group in 2009, although the volatility of our returns in 2007 and 2008 led to a decrease in the relative performance of our fixed-income portfolio against the risk-adjusted benchmark group of firms on a risk-adjusted basis.

Equity Awards

Restricted Stock Program.  Our executive compensation program includes long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive receives an award of Progressive’s common shares, subject to restrictions on vesting and transferability. Annual awards of restricted stock to executive officers are intended to tie the amount of compensation ultimately earned by the executive to our long-term performance and the market value of our common shares.

Each named executive officer receives a restricted stock award on an annual basis. All executive officers receive a time-based restricted stock award that will vest over future time periods, most often in three equal installments in the third, fourth, and fifth years after the grant. The value of these awards is based on a percentage of the individual’s salary at the time of the award, which is determined by the Committee on an annual basis. Time-based restricted stock awards align the interests of executives with our shareholders and serve as a strong retention device, encouraging our senior executives to stay with Progressive until future vesting dates occur.

In addition, our CEO and the executive officers who report directly to him (along with a group of other senior employees) each receives an annual award of performance-based restricted stock. The number of shares granted to each executive, and the objective performance criteria that govern if and when the performance shares will vest, are approved each year by the Committee (with management input) at the time the awards are granted and are not thereafter modified. For the performance-based restricted stock awards made in 2009, the Committee modified our historical program and adopted a relative measure of growth in direct premiums written over a three-year period, as compared with the auto insurance market as a whole, along with a profitability component, as described in more detail below. The Committee and management believe that this relative approach provides appropriate focus on, and incentive to outperform, the full competitor set. Outperformance, as defined by the performance criteria described below, is consistent with our long-standing financial objective to grow as fast as possible, constrained only by our profitability objective and our ability to provide high-quality service to our customers.

Timing of Awards.  We expect that, consistent with our actions in recent years, annual restricted stock awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards have been made to executive officers only at the time of his or her appointment to or promotion within the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

Qualified Retirement Rights.  Executive officers, along with other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans. Under this arrangement, executives who leave their employment with Progressive after age 55 and have satisfied certain years-of-service requirements, either retain a portion of their outstanding equity awards or have a portion of those outstanding awards vest immediately upon termination. The qualified retirement provisions are intended to provide a limited benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. None of our named executive officers currently is eligible for qualified retirement treatment, although Mr. Renwick, our CEO, will qualify for such treatment in May 2010. For more information about the qualified retirement benefits, see “Potential Payments Upon Termination or Change in Control” beginning on page 47.

2009 Restricted Stock Awards.  In 2009, time-based restricted stock awards were granted to all named executive officers and 748 other senior level employees, comprising approximately 3% of our entire employee population. The time-based restricted stock awards will vest in three equal annual installments, on January 1 of 2012, 2013, and 2014, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement. In addition, the named executive officers and 35 other senior managers received performance-based restricted stock grants. For 2009, the aggregate dollar value (fair value on the date of grant) of equity awards made to the five named executive officers was approximately $5.4 million in time-based awards and $5.5 million in performance-based awards.

For performance-based awards in 2009, the Committee adopted a relative measure of performance that is based on total direct premiums written, while maintaining a profitability target of a combined ratio of 96 or less over a 12-month period. Specifically, the award will vest, if at all, only if the company’s direct premiums written for a specified three-year period (2009-2011) exceeds the growth rate of the auto insurance market as a whole over that period (using A.M. Best data to make these calculations). If the company’s growth rate exceeds the market growth rate by two percentage points or more, then the participant’s entire performance-based award will vest. If we exceed the market by less than two percentage points, a ratable portion of the award will vest. In the event that the growth goal is satisfied for the three-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2014 in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by that date, the awards will expire. In 2007 and 2008, our three-year cumulative annual written premium growth rate was 0.5% and (1.4)%, respectively, while the three-year cumulative growth rate for the auto insurance market as a whole was 0.0% for 2007 and (0.6)% for 2008. In this context, we view the objective of surpassing the market’s growth rate by two percentage points or more, as necessary for a full vesting of these awards, as a significant challenge.

CEO Glenn Renwick received a time-based restricted stock award with a value equal to 500% of his salary and a performance-based restricted stock award equal in value to 500% of his salary. Mr. Renwick’s equity award was proportionally larger than other executives’ awards due to the level of responsibilities inherent in the CEO position and to the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating performance and stock price over the next several years.

The other named executive officers received time-based awards in 2009 with a value equal to either 100% or 110% of their respective salaries, and performance-based awards with a value ranging from 110% to 125% of salary. For 2009, Mr. Sauerland and Mrs. Griffith received performance-based awards valued at 120% of their salaries, and Mr. Domeck’s award was valued at 125% of salary. In each case, these increased awards compared to the prior year reflected outstanding performance in the relatively short time they had been in their current positions, future potential, and compensation comparisons indicating that their overall compensation was below the median for their respective positions. The amount of the restricted stock awards may vary from year to year based on individual factors and our business needs. The Committee, after considering the recommendations of and discussions with the CEO and the Chief Human Resource Officer, determines the value of each executive’s performance-based award based on factors such as past performance, skills and competencies, and expected future contributions.

Comments Regarding 2009 Compensation Decisions

Chief Executive Officer.   In the case of Glenn Renwick, our CEO, his salary level has been maintained at $750,000 since February 2002, well below the 50th percentile of $1,196,000 for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since February 2002. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of restricted stock and that his restricted stock awards should be equally weighted between time-based and performance-based shares. The value of his stock awards have remained at the same level since that time. In this way, we are able to keep Mr. Renwick’s overall compensation at a competitive level, while keeping a very high portion of his potential compensation at risk and dependent on Progressive’s performance, increasing his equity participation and aligning his interests with those of shareholders.

In the Compensation Committee’s view, Mr. Renwick’s performance as CEO clearly justified the continuation of his pay package for 2009 in the same format as prior years. Although he had the potential for above-market pay in the aggregate, the below-market base salary combined with the heavy reliance on performance-based bonus potential ties his total cash compensation to our insurance operating and investment results. Moreover, the proportionately large restricted stock component, and the 50/50 split between time-based and performance-based restricted stock awards, was determined by the Committee to be an appropriate allocation to balance the related goals of encouraging Mr. Renwick’s retention, providing him incentives to drive company performance, and maximizing the extent to which his interests will be aligned with the interests of shareholders. If the growth target for the performance-based restricted stock award is not ultimately achieved, Mr. Renwick’s actual total compensation attributable to 2009 will be well below the median compensation for CEO’s at comparable companies. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

The result of these determinations for 2009 was that, despite his below median salary and bonus potential, Mr. Renwick had the potential to earn total compensation that was ranked at the 50th percentile (assuming a cash bonus based on a 1.0 Gainsharing factor) and could approach the 75th percentile of comparable CEO compensation if performance-based compensation were to be maximized – that is, if the cash bonus for 2009 were to be paid based on a 2.0 performance factor and all restricted stock awards ultimately vest.

Other Named Executive Officers.  The other named executive officers did not receive salary increases for 2009 due to the company’s overall performance in 2008. In each case, the salary earned by these named executive officers was at or below the 50th percentile for similar jobs at the applicable comparison group, except for Mr. Cody who was slightly above that level. The addition of variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock vesting in future years), as explained above, is typically expected to allow our executives the opportunity to earn above average compensation when justified by the company’s performance and our stock price. However, as noted above, the comparison information is only one of a number of factors considered by the Committee in setting compensation each year, including the length of the named executive’s tenure in the specific job, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package.

We recognize that such comparison data may be useful to shareholders to provide a context for executive compensation. The following information is accordingly based on the comparison information provided to the Committee at the beginning of 2009. Assuming that Gainsharing and other bonus payments paid out at a 1.0 performance factor for the year, each named executive officer would receive total cash compensation below the 50th percentile level for comparable jobs, while a 2.0 bonus payout would result in three of them exceeding the 50th percentile for total cash compensation, and one being below the 50th percentile. Adding in equity awards, and assuming a maximum Gainsharing payout at a 2.0 factor, the other named executive officers would each earn total direct compensation substantially below their respective 50th percentile ranking.

It should be noted, moreover, that Gainsharing bonuses for 2009 were paid based on a .71 score, so each executive’s actual compensation was below the value used in the comparisons above, underscoring the variable nature of the Gainsharing program and the challenging nature of the performance goals. In addition, the vesting of the 2009 restricted stock awards, which is a large component of each executive’s potential compensation, has not yet occurred and is not guaranteed, and the ultimate value of those awards remains dependent on the executive remaining with the company, our satisfaction of performance goals, and the value of the stock at the time of vesting. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain “at risk” for years before it is earned by the executive, and some of the restricted stock in fact may never vest.

Changes for 2010

Our compensation program for 2010 includes a number of changes from prior years. The changes are summarized as follows:

Comparable Companies.  In addition to the comparisons that we have used historically (a large group of companies in a specified revenue range), at the recommendation of the Committee’s compensation consultant, Semler Brossy, our 2010 compensation decisions for certain executives also take into account separate comparisons based on 2009 proxy statement data of a group of publicly held property-casualty insurers, and a group of public companies in close proximity to Progressive on the Fortune 500 list. The data obtained from these additional comparisons was generally consistent with the information that we obtained from the broader comparison group that we have used historically.

Executive Salaries and Targets.  For 2010, two named executive officers, including Mr. Renwick, received no raise, while Mr. Domeck received a raise of 11.8% and Mrs. Griffith and Mr. Sauerland each received a raise of 9.2%. In addition, for 2010, Messrs. Sauerland, Domeck, and Cody, and Mrs. Griffith, had their Gainsharing targets raised to 125% from 100%, while Mr. Renwick’s target was maintained at 150% of salary. As to equity awards, all named executive officers, other than Mr. Renwick, are expected to receive time-based awards equal to 100% of their salaries. Messrs. Domeck and Sauerland and Mrs. Griffith each had their performance-based targets increased to 150% of salary, and Mr. Cody’s target will be increased to 120% of salary. In each case, these changes were made to reflect the importance of their roles with the company and their excellent performance, to increase the competitiveness of their compensation as compared to similar positions at comparable companies, and to increase the portion of the executive’s variable compensation that is driven by our performance and the price of our stock. Mr. Renwick’s equity-based awards for 2010 have not been finally determined.

Gainsharing Calculations.  The objectives and procedures used to determine the performance factor under our Gainsharing plan for all employees, including executive officers, has been simplified for 2010, so that only one matrix will be used to measure the profitability and growth of each of the Agency auto, special lines, and Commercial Auto businesses. This change reflects how management intends to monitor and evaluate those businesses going forward. In addition, this change should make the plan and its components for 2010 more easily understood by our employees, which is consistent with one of the recommendations made by the Committee’s compensation consultant. The Direct auto business will continue to be evaluated and managed with separate matrices and evaluations for the “new” and “renewal” business.

Equity Awards.  For 2010, we intend to award equity compensation in the form of restricted stock units. As in the past, both time-based and performance-based awards will be made. The performance criteria will be similar to the objectives used for the 2009 performance-based restricted stock awards (measuring our written premium growth versus written premium growth of the rest of the auto insurance market over a three-year period, subject to a minimum profitability condition of a 96 combined ratio), although the structure has been modified to allow awards to participants (including named executive officers) to be increased if our performance surpasses the top performance goal used in 2009. Specifically, in 2009, our plan provided that participants would earn 0% of their award if the company’s growth rate did not exceed the growth rate of the market for the three-year period, and 100% of their award if our growth rate exceeds the market for that period by two percentage points or more (with a straight line pro rata distribution for any level of growth between these two extremes). For 2010, participants will also have the ability to earn 200% of their award targets if the company’s growth rate exceeds the market by three percentage points or more from 2010 through 2012 (with a similar straight line pro rata distribution for any level of growth between the two and three percentage point levels), again subject to the minimum profitability condition of a 96 combined ratio. This additional level of potential compensation is intended to provide incentive for senior managers of the company to achieve higher levels of growth, and to provide appropriate awards in the event of success.

OTHER ELEMENTS OF COMPENSATION

Perquisite

We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, the CEO also uses the company aircraft for his and his spouse’s personal travel. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2009, we incurred approximately $61,925 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible to pay the taxes on such income without further contribution or reimbursement from the company. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

In addition, the CEO is provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, he receives a perquisite.

Otherwise, we do not provide perquisites to our executives. Disclosure of the incremental costs of perquisites to Progressive is included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38.

Deferral Arrangements

The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and restricted stock awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism operates solely as a vehicle for the executive to delay receipt of bonus income or the vesting of restricted stock awards that he or she otherwise would have earned as of a specific date. We do not contribute additional amounts to an executive’s deferral accounts, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive shares (subject to limitations included in the deferral plan). Deferrals of restricted stock awards made in or after March 2005 are required to be invested in Progressive shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under the “Nonqualified Deferred Compensation” table and related disclosures, beginning on page 45.

The EDCP is made available to executives in order to keep our executive compensation program competitive, and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows the executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, to the extent that the top executives elect to defer time-based restricted stock until after they leave Progressive, this program is advantageous to the company to the extent that we otherwise might have lost a tax deduction upon the vesting of those shares under Internal Revenue Code §162(m) (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

Retirement

Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•

As discussed in the preceding section, executives who choose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•

An executive who, at retirement, is 55 years of age or older and satisfies certain years-of-service requirements will be eligible for a “qualified retirement,” under which he or she receives 50% of unvested time-based restricted stock awards at retirement and, after retirement, he or she will retain rights to certain unvested performance-based restricted stock awards (subject to the satisfaction of the applicable performance criteria) and to vested stock option awards. These rights are described in greater detail below under “Potential Payments Upon Termination or Change in Control,” beginning on page 47.

Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or results from certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Potential Payments upon Termination or Change in Control” beginning on page 47.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would equal three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs. This same level of benefits is payable to the named executives upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (equal to three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although, in a change-in-control scenario, those awards may vest separately under the terms of our equity incentive plans, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with such payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

The dollar values of benefits payable to named executive officers upon a qualifying termination under our severance plan are summarized below under “Potential Payments upon Termination or Change in Control,” on page 47.

Change in Control Benefits under Equity Plans.  Benefits are also provided to named executive officers and other recipients of equity awards under our equity plans upon the occurrence of a “Change in Control” or a “Potential Change in Control,” as defined in those plans (collectively, a “Change in Control”). The Board of Directors has the authority under the plans to override the Change in Control benefits, in an appropriate case, if the Board gives its prior approval to a transaction that would have otherwise triggered the benefits to be paid. If the Board’s prior approval is not obtained, our equity plans provide for the immediate vesting, and the immediate payment of the cash value, of the outstanding equity awards upon the occurrence of one of the specified triggering events. These provisions apply to both outstanding stock options (all of which are currently vested) and unvested restricted stock awards. Details concerning these provisions, including the definitions of “Change in Control” and “Potential Change in Control,” are provided beginning on page 48 under “Change in Control Provisions under Equity Plans.”

For restricted stock awards made in March 2007 or thereafter, the Board of Directors has modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control” the approval by shareholders of an agreement that would give rise to a Change in Control. This change was viewed as appropriate by the Board and management for future awards to avoid a potential scenario in which rights are triggered under the plan, cash payouts are made as required, but the underlying transaction is not consummated as anticipated for some reason. This change was made on a going-forward basis only, and it does not affect rights under outstanding awards, which accrued under the plan before the change was made.

These Change in Control provisions have been included in our equity incentive plans since at least 1989. We believe that these provisions are similar to the change-in-control provisions included by many public companies in their equity plans. The provisions of our plans are designed to be triggered when a transaction occurs or is in process, without the prior approval of our Board of Directors that would be expected to result in an actual or effective change in control of the company. The Change in Control benefits would be paid upon the occurrence of a triggering event, even if an executive’s employment with the company (or a successor company) is not terminated or threatened.

Any such change, or the impending prospect of such a change, would likely result in a significant alteration of, or at a minimum, cause tremendous uncertainty regarding, the employment situations of the most senior executives in the company. The loss of executive talent at such a critical juncture could be problematic for the company and its shareholders. By removing the additional uncertainty regarding outstanding equity plan benefits, these provisions are designed to enhance retention of executives and keep them focused on their business responsibilities in the face of such uncertain corporate events. Moreover, this process would also reduce executives’ legitimate concerns that, after the Change in Control, they could be subject to adverse employment actions, such as possible job loss, reduction in responsibilities, relocation, or other actions intended to induce the executive to resign and forego benefits under the equity plans.

Finally, it should be noted that although these provisions can operate automatically in a situation where the Change in Control is undertaken unilaterally, the Change in Control benefits may be withdrawn by the Board of Directors, in an appropriate case, if the persons seeking to acquire control of the company were to first come to the Board and negotiate to obtain the Board’s consent to the triggering transaction. In this way, the plan provisions are further intended to foster a consensual process and a more orderly change in control, if such consent is requested and the transaction is approved. The Board believes such a process would benefit our shareholders, customers, employees, and other interested parties.

The dollar values of benefits payable to the named executive officers upon a change in control under our equity plans are summarized below under “Potential Payments upon Termination or Change in Control,” on page 47.

In January 2010, the Board of Directors approved The Progressive Corporation 2010 Equity Incentive Plan. This new plan, which remains subject to shareholder approval at our upcoming Annual Meeting, includes modifications to the change-in-control provisions described above for all equity awards to be made under that plan. See Item 2, beginning on page 53, for a more detailed discussion of the 2010 Equity Incentive Plan.

Death or Disability

Upon the death or permanent disability of one of our named executive officers, the officer (or his or her estate) will retain rights to any outstanding restricted stock awards that vest during the ensuing 12 months, whether they are time-based or performance-based awards, and all other restricted stock awards are forfeited. This benefit is available to all participants in our equity incentive plans. If the executive had elected to defer bonuses or restricted stock awards, he or she (or the estate) would also be entitled to receive distributions of those amounts in accordance with the executive’s prior elections and the terms of the deferral plan. The executive (or upon death, his or her dependents) could also be entitled to receive certain health and welfare benefits as prescribed for all employees by Federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.

Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

RELATED CONSIDERATIONS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit, and, thus, to preserve the deductibility of compensation paid to Covered Executives, to the extent practicable. Accordingly, our stock option, restricted stock, and cash bonus programs for our executives have been approved by shareholders and are implemented by the Compensation Committee in compliance with the requirements of Section 162(m). Several elements of our compensation program, however, constitute income that is not considered “performance-based,” including: base salary; the income recognized upon the vesting of time-based restricted stock awards; income arising from perquisites; dividends paid on unvested restricted shares; and certain distributions made to a Covered Executive under our executive deferral plan.

If the total of any Covered Executive’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to deduct the amount that exceeds $1 million. Progressive and the Committee will continue to monitor the actual tax impact of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue a compensation plan, however, that has a potential negative tax impact under Section 162(m). If we believe that the program in question (e.g., the use of time-based restricted stock) is appropriate and in the interest of shareholders, we will continue to use that type of compensation even though there are potential tax disadvantages to Progressive.

In 2009, the non-performance-based compensation earned by each of our Covered Executives was less than $1 million.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the participant’s taxable income, subject to an additional 20% tax and interest.

Section 409A generally requires that elections to defer compensation must be made no later than the end of the year preceding the year the compensation is earned. Distributions of deferred compensation may be made only upon certain specified events, including death, disability, separation from service, unforeseeable emergency, change in control of the employer, and expiration of a fixed deferral period. Section 409A also includes provisions restricting a deferred compensation plan participant’s ability to accelerate, delay, or change the form of a scheduled distribution of deferred compensation.

Compensation arrangements that meet certain conditions may qualify for an exemption from Section 409A requirements. For example, an arrangement is exempt from Section 409A if it requires all payments to be made to a participant no later than 2-1/2 months following the end of the year in which the right to the payments was earned and vested. In addition, the arrangement will qualify for exemption if payments under the arrangement do not exceed certain limits and are payable no later than the end of the second year following the year the participant involuntarily separates from service.

All of our compensation plans, programs, and arrangements either qualify for exemption from Section 409A or have been amended or designed to comply with Section 409A requirements. During 2007, we modified our executive deferred compensation plan and our director deferral plans so that all deferrals of compensation earned or vested after 2004 satisfy Section 409A, and to implement certain features permitted by the regulations with respect to such deferrals. Prior to the effectiveness of these amendments, we had operated our deferral plans in good faith compliance with Section 409A as to all deferrals made after 2004.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2010, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman

Roger N. Farah

Norman S. Matthews

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (NEOs) for 2009, which includes the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), and our three other most highly compensated executive officers at year end. The titles set forth below reflect positions held at December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Glenn M. Renwick	2009	$750,000	$7,500,012	$798,750	$79,274	$9,128,036
President and Chief Executive Officer	2008	778,846	7,500,003	—	101,133	8,379,982
	2007	750,000	7,500,020	832,500	102,400	9,184,920

Brian C. Domeck	2009	380,000	893,040	269,800	12,292	1,555,132
Vice President and Chief Financial Officer	2008	387,692	760,019	310,154	11,862	1,469,727
	2007	317,693	640,007	235,092	11,625	1,204,417

William M. Cody	2009	380,000	798,024	369,550	12,000	1,559,574
Chief Investment Officer	2008	392,884	798,035	—	9,960	1,200,879
	2007	363,269	730,053	—	9,675	1,102,997

Susan Patricia Griffith	2009	380,000	874,032	269,800	12,000	1,535,832
Claims Group President	2008	389,135	745,044	311,308	12,052	1,457,539
	2007	347,693	700,058	257,293	10,650	1,315,694

John P. Sauerland	2009	380,000	874,032	269,800	12,000	1,535,832
Personal Lines Group President	2008	392,885	760,019	314,308	10,980	1,478,192
	2007	328,942	640,006	305,916	10,650	1,285,514

[1]

Progressive pays employees on a bi-weekly basis, in an amount for salaried employees equal to 1/26th of his or her then-current annual salary rate. Typically, employees receive 26 paychecks in a calendar year. Every 10 to 11 years, however, the bi-weekly payment schedule results in an additional paycheck for each employee, including our named executive officers, as was the case in 2008. Accordingly, 2008 salary figures in the table above include an additional paycheck for each NEO, which resulted in an increase in their respective 2008 salaries of approximately 3.8% (or 1/26) above what would have been earned in a typical 26-paycheck year. The additional paycheck was not paid in 2009, as we returned to a 26-paycheck schedule.

[2]

Represents grant date fair value of restricted stock awards for each year. Grant date fair value of restricted stock awards are measured at the closing price of our stock on the date of grant. With regard to performance-based awards, the fair value represents the target, which is also the maximum amount of the award; however, the amount can be less if the performance goals are not attained. For awards granted in 2009, see the “Grants of Plan-Based Awards” table below.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39, for a description of the timing and vesting terms of the 2009 restricted stock awards. Also, see “Compensation Discussion and Analysis,” beginning on page 23, as well as Note 9 – Employee Benefit Plans in Progressive’s 2009 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock awards and our recognition of expense relating to such awards.

[3]

Amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan (“2007 Executive Plan”) for all NEOs. Amounts reported include, if any, non-equity incentive plan compensation to be deferred in 2010 under the Executive Deferred Compensation Plan (“EDCP”). Further discussion of these plans is included in our “Compensation Discussion and Analysis” beginning on page 23.

[4]	All Other Compensation is comprised of the following:

Name	Employer Contributions[a]	Anniversary Awards[b]	Perquisites[c]		Total All Other Compensation
Glenn M. Renwick	$12,000	$—	$67,274	[d]	$79,274
Brian C. Domeck	12,000	292	—		12,292
William M. Cody	12,000	—	—		12,000
Susan Patricia Griffith	12,000	—	—		12,000
John P. Sauerland	12,000	—	—		12,000

[a]	Represents employer contributions made during 2009 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.

[b]	Represents service anniversary awards paid to all employees.

[c]	For further information on the limited perquisites we offered to our named executive officers, see the “Perquisites” discussion in “Compensation Discussion and Analysis” on page 33.

[d]

Includes $61,925 in incremental costs for his personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2009 under the 2007 Executive Bonus Plan, as well as restricted stock awarded in 2009 under the 2003 Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS IN 2009

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	03/12/2009					312,501[3]		$3,750,012
	03/12/2009				0[4]	312,500[4]	312,500[4]	3,750,000
Brian C. Domeck	N/A	$0	$380,000	$760,000
	03/12/2009					34,836[3]		$418,032
	03/12/2009				0[4]	39,584[4]	39,584[4]	475,008
William M. Cody	N/A	$0	$380,000	$760,000
	03/12/2009					31,668[3]		$380,016
	03/12/2009				0[4]	34,834[4]	34,834[4]	418,008
Susan Patricia Griffith	N/A	$0	$380,000	$760,000
	03/12/2009					34,836[3]		$418,032
	03/12/2009				0[4]	38,000[4]	38,000[4]	456,000
John P. Sauerland	N/A	$0	$380,000	$760,000
	03/12/2009					34,836[3]		$418,032
	03/12/2009				0[4]	38,000[4]	38,000[4]	456,000

N/A = Grant Date is not applicable to non-equity incentive plan awards.

[1]

Non-equity incentive plan awards were earned in 2009 under the 2007 Executive Bonus Plan for all named executive officers. The actual amount of non-equity incentive plan compensation earned by the named executive officers during 2009 is included in the “Summary Compensation Table” on page 38. Further description of these plans is provided in the “Compensation Discussion and Analysis” beginning on page 23 and the accompanying narrative disclosure.

[2]	Awards are valued at the closing price on the date of grant, March 12, 2009, of $12.00 per share.

[3]	Represents the number of shares covered by time-based restricted stock awards.

[4]

Represents the number of shares covered by performance-based restricted stock awards. These awards will vest in whole or in part only upon the attainment of pre-established performance goals. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further details.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  As of December 31, 2009, none of the named executive officers had employment agreements with Progressive.

Summary Compensation Comments.  In total for 2009, salary and non-equity incentive plan compensation comprised approximately 17% of total compensation for Mr. Renwick, 48% for Mr. Cody, and 42% for the other NEOs. For additional discussion of our compensation policies and plans, as well as compensation decisions for named executive officers for 2009, see the “Compensation Discussion and Analysis,” beginning on page 23.

Non-Equity Incentive Compensation. Non-equity incentive compensation for the named executive officers is available under the company’s 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each named executive officer, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2009, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary, and for Messrs. Cody, Domeck, and Sauerland, and Mrs. Griffith the target percentage was 100% of salary.

Under the 2007 Executive Bonus Plan, the performance factor is determined for all named executive officers after the end of each year based on actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee of the Board of Directors. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which Progressive and/or assigned business unit results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable performance factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to be eligible to receive the bonus for that year. Bonuses are paid in early February in the ensuing year, after the appropriate approvals and certifications are received from the Compensation Committee.

For 2009, each of the named executive officers earned at least part of his or her bonus solely under performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results (the “core business”). Each of Messrs. Renwick, Domeck, and Cody was eligible to receive a part of his bonus based on results of our investment portfolio discussed below. The core business was defined to include the Agency auto business, the Direct auto business, the Special Lines business, and Commercial Auto business. The performance factor for the core business for 2009 was calculated as follows:

•

Two separate “Gainsharing matrices” were established by the Committee for each business unit in the first quarter of 2009. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable portion of the business unit. One matrix was based on the number of new insurance policies written during the year, as compared with the prior year (the “new” matrix), and the other was based on the retention rate for policies in existence at the beginning of the year (the “renewal” matrix). In each case, profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (GAAP).

•

Actual growth and profitability performance results for the new and renewal components of each business unit were determined after year end and then compared to the appropriate matrix to produce a performance score for that portion of the business unit. The results derived from each set of new and renewal matrices were combined based on a formula pre-established by the Committee to calculate the overall score for the applicable business unit.

•

The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce a performance factor for the core business as a whole.

In 2009, the performance factor for the core business determined according to these criteria was .71, which was used to calculate the entire annual bonus for Mr. Sauerland and Mrs. Griffith. For Mr. Renwick and Mr. Domeck, our CEO and the CFO, their performance factor included a 25% component based on the performance of our fixed-income investment portfolio, with the remaining 75% being determined by the performance of the core business. However, the use of the investment component could not result in an increase in the bonus paid over the amount that would have been paid to each of them if their bonus had been calculated solely using the core business results. As a result, the use of the investment component can only serve to reduce the bonuses paid, but not increase them. In 2009, the investment factor exceeded the core business factor and was, therefore, excluded from the calculation, so that Messrs. Renwick’s and Domeck’s performance factor was .71.

For Mr. Cody, the Chief Investment Officer, his performance factor was determined under our 2007 Executive Bonus Plan using a performance factor that is calculated 75% from the fixed-income portfolio’s investment results and 25% from the core business.

The performance factor of the company’s fixed-income investment portfolio component is calculated when compared, on a risk-adjusted basis, with the results achieved by a defined benchmark of 140 comparable money management firms. The firms comprising the benchmark managed comparable fixed-income portfolios in 2009, as determined by an independent third-party vendor. The vendor collected and provided to us the appropriate performance data for the benchmark firms, and this data formed the basis for the calculation of the ranking of our fixed-income portfolio against the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by Mr. Cody’s group.

Under this investment performance calculation, a performance score of approximately 1.0 would result if the group’s investment performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 95th percentile of the benchmark firms, while a minimum score of 0.0 would result if performance was below the 5th percentile. For 2009, the investment component generated a performance factor of 1.06 under our 2007 Executive Bonus Plan.

Under our 2007 Executive Bonus Plan, bonuses paid to executives will be subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, he or she would be required to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover such amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, and our ability to recoup any bonuses paid under the prior plans if such a restatement were to occur would depend on the availability of general legal and equitable remedies under state or federal law.

Equity Incentive Plan Awards.  In 2009, all of the equity incentive plan awards were granted pursuant to our 2003 Incentive Plan. We granted both time-based and performance-based restricted stock awards to the named executive officers. All restricted stock awards for 2009 have voting rights equivalent to those of our common shareholders. Restricted stock awards made in March 2007 and thereafter will not entitle the holder to receive dividend payments at the time those payments are made to other common shareholders. Instead, those dividend payments will be retained by the company and will be paid to the named executive officers (and other recipients), with interest, only if and when the restricted shares vest. Awards made prior to March 2007 have dividend and voting rights equivalent to those of our other outstanding common shares.

In 2009, we granted time-based restricted stock awards to the named executive officers, based on a percentage of each individual’s salary at the time of grant, as determined by the Compensation Committee. The time-based awards will vest in three equal installments in the third, fourth, and fifth years after the date of grant (i.e., January 1, 2012, 2013, and 2014 for awards granted in 2009).

We also granted performance-based restricted stock awards to the named executive officers in 2009. The value of the performance-based awards was determined by the Compensation Committee, also based on a percentage of each individual’s salary at the time of grant. These awards will vest in full only if the annualized growth of our personal and commercial auto businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2011 exceeds the comparable industry’s growth rate over that period by two percentage points or more (determined using A.M. Best data and categorizations), and our combined ratio is 96 or lower for the preceding 12-month period. Partial vesting can occur on a ratable basis if our relative performance exceeds the market’s growth rate, but by an amount less than two percentage points. In the event that the growth goal is satisfied for the three-year period, but the profitability goal is not satisfied at that time, the award will remain open for vesting until January 31, 2014, in order to allow the opportunity to satisfy the profitability goal; the awards will expire and be forfeited if vesting does not occur before that date. Satisfaction of this goal of outperformance would result in an increase in our market share, which, together with the profitability goal, we believe will benefit all Progressive shareholders over time.

All restricted stock awards are made subject to accelerated vesting pursuant to the “qualified retirement” and “change in control” provisions in our 2003 Incentive Plan. See discussion beginning on page 48 for further discussion of these plan provisions.

Under our 2003 Incentive Plan, as amended, performance-based restricted stock awards made beginning in March 2008 will be subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2008 are not subject to this plan amendment and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

Further discussion of our compensation strategy and plans can be found in the “Compensation Discussion and Analysis,” beginning on page 23.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock option awards exercisable and outstanding under our 1995 Incentive Plan, as well as the unvested restricted stock awards outstanding under our 2003 Incentive Plan. The value of the stock awards is calculated using $17.99 per share, the closing price of Progressive shares on the last business day of 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards[1]			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Glenn M. Renwick	712,123 597,385	$6.99 11.86	12/31/2010 12/31/2011	877,765 1,214,075	[2] [3]	$15,790,992 21,841,209

Brian C. Domeck	41,986 21,677	6.99 11.86	12/31/2010 12/31/2011	81,017 86,739	[2] [3]	1,457,496 1,560,435

William M. Cody	35,164 2,568 27,288	6.99 9.86 11.86	12/31/2010 12/31/2010 12/31/2011	86,670 120,074	[2] [3]	1,559,193 2,160,131

Susan Patricia Griffith	13,354 7,981 15,698	6.99 11.86 13.12	12/31/2010 12/31/2011 12/31/2011	88,307 117,960	[2] [3]	1,588,643 2,122,100

John P. Sauerland	42,500 25,786	6.99 11.86	12/31/2010 12/31/2011	80,949 86,135	[2] [3]	1,456,273 1,549,569

[1]	All awards are vested and became exercisable on or before January 1, 2007. We stopped issuing stock option awards after December 31, 2002.

[2]	Represents time-based restricted stock awards. Following are the applicable vesting dates for those awards:

Name	01/01/2010	01/01/2011	01/01/2012	01/01/2013	01/01/2014	Total
Glenn M. Renwick	162,197	185,684	242,635	183,082	104,167	877,765
Brian C. Domeck	9,450	15,655	24,691	19,609	11,612	81,017
William M. Cody	15,009	18,202	24,350	18,553	10,556	86,670
Susan Patricia Griffith	14,371	17,657	25,113	19,554	11,612	88,307
John P. Sauerland	9,394	15,643	24,691	19,609	11,612	80,949

[3]	The number of performance-based restricted shares awarded to each of the named executive officers for such years are as follows:

	Grant year
Name	2004	2005	2006	2007	2008	2009	Total
Glenn M. Renwick	178,260	166,280	141,640	178,655	236,740	312,500	1,214,075
Brian C. Domeck	2,760	2,800	2,360	15,245	23,990	39,584	86,739
William M. Cody	13,820	14,420	13,220	17,390	26,390	34,834	120,074
Susan Patricia Griffith	13,820	13,960	12,460	16,675	23,045	38,000	117,960
John P. Sauerland	2,960	3,100	2,840	15,245	23,990	38,000	86,135

Following are the performance criteria that must be achieved to enable the performance-based restricted stock awards to vest for the year of grant indicated (NPE=Net Premiums Earned; DPW=Direct Premiums Written; CR=Combined Ratio):

Grant year	Growth Target ($ in billions)	Target CR	Expiration Date[a]
2004	NPE of $15.0	97	12/31/2013
2005	NPE of $17.5	96	12/31/2014
2006	NPE of $20.0[b]	96	12/31/2015
2007	NPE of $19.0	96	12/31/2016
2008	NPE of $16.5	96	12/31/2017
2009	DPW 2% > industry (over a 3-year period)[c]	96	01/31/2014

[a]	If these objectives are not achieved prior to the applicable expiration date, the awards will be forfeited.

[b]

In 2009, the company determined it was unlikely this target would be met before award expiration. As such, all previously recognized expense was reversed; however, the shares will not be forfeited by the employee until expiration.

[c]

Performance-based restricted stock awards granted in 2009, will fully vest, if at all, only if the company’s DPW growth rate measured by annual growth between December 31, 2008 and December 31, 2011 exceeds the growth rate of the auto insurance market as a whole over that same period by a 2% margin with a CR of 96 or less over the most recent 12 months. If the company’s compounded growth rate exceeds the industry’s growth by less than 2%, a ratable portion of the award will vest. In the event that the growth goal is satisfied for the 3-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2014 in order to allow the opportunity to satisfy the profitability goal.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2009. The stock options were exercised at various dates during the year, while all of the restricted stock awards vested on January 1, 2009, at a price of $14.60 per common share.

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Glenn M. Renwick	653,029	$8,312,994	162,064	[1]	$2,366,134
Brian C. Domeck	33,329	410,086	6,212		90,695
William M. Cody	45,120	569,610	13,968	[1]	203,933
Susan Patricia Griffith	17,739	185,882	13,408		195,757
John P. Sauerland	56,104	667,319	6,072		88,651

[1]	The following table summarizes the restricted stock awards that were deferred pursuant to the EDCP:

	Grant Year	Deferral Amounts		Deferral Period	Distribution Method
Name		Shares (#)	Value ($)
Glenn M. Renwick	2004 2005 2006	59,420 55,428 47,216	$867,532 809,249 689,354	a a a	Lump sum 10 annual installments 10 annual installments

		162,064	$2,366,134

William M. Cody	2004 2005	4,756 4,804	$69,438 70,138	a a	10 annual installments 3 annual installments

		9,560	$139,576

[a]	No date was specified by the participant; therefore, distributions will commence six months after separation from the company.

These deferred awards are deemed invested in one or more investment funds, including Progressive’s common shares, as recommended by the NEO, and are eligible to be transferred among the funds in the EDCP (see page 46 for a listing of the deemed investment choices), except that deferrals of restricted stock awarded in 2005 or thereafter are automatically deemed invested in Progressive common shares and are not eligible to be transferred to other investments. Distribution of these deferred awards will be made in cash, based on the election of the participant, except that distributions attributable to restricted stock awards made in or after 2005 will be made in Progressive common shares. The awards deferred in 2009 are reported in the “Executive Contributions in Last Fiscal Year” column in the table included in the “Nonqualified Deferred Compensation” section.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2009, as well as the aggregate ending balance in the EDCP at December 31, 2009. Participation in the EDCP is voluntary; all NEOs have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and restricted stock awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is credited to the EDCP when the applicable bonus otherwise would have been paid. Deferral elections for time-based restricted stock awards pertain to the award made in that year and partial deferrals are not allowed. The time-based awards have a tiered vesting; therefore, credits are made to the EDCP at each vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2009

Name	Executive Contributions in Last Fiscal Year[1] ($)	Registrant Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions[3] ($)	Aggregate Balance at Last Fiscal Year-end[4] ($)
Glenn M. Renwick	$2,366,134	$—	$5,205,620	$114,855	$27,520,891
Brian C. Domeck	—	—	46,622	—	1,224,178
William M. Cody	139,576	—	421,933	10,375	2,247,755
Susan Patricia Griffith	—	—	97,605	—	387,312
John P. Sauerland	—	—	94,434	—	520,930

[1]

Amounts contributed in the last fiscal year are not included in the 2009 information reported in the “Summary Compensation Table” on page 38 since these contributions resulted from deferred restricted stock awards that vested on January 1, 2009 (see the table in the “Options Exercised and Stock Vested” section) from awards that were originally granted in 2004, 2005, and 2006.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections in prior years.

[4]

Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted stock awards, either time-based or performance-based. The company does not match any contributions made to this plan. With the exception of Mr. Renwick, none of the amounts reported in the “Aggregate Balance at Last Fiscal Year-end” column were reported in the “Summary Compensation Table” on page 38 since they related to awards that were earned prior to 2007. For Mr. Renwick, this column includes $832,500, which represents his deferred non-equity incentive compensation earned in 2007, as reported in the “Summary Compensation Table,” that was contributed to the EDCP in 2008; Mr. Renwick voluntarily declined to accept his 2008 award, and his 2009 award will be contributed to the EDCP in 2010. Mr. Renwick has deferred 100% of his non-equity incentive plan compensation since 1995, the year the EDCP began, and has deferred 100% of restricted stock awards which began vesting on January 1, 2006. None of the NEO’s deferred restricted stock awards included in this column are reflected in the “Summary Compensation Table” since the grant date of any of the vested awards was prior to 2007.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan, as well as all of their restricted stock awards that were granted under the 2003 Incentive Plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. The trust has 17 mutual funds, as well as Progressive common shares, as deemed investment choices under the plan. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted stock awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.

Amounts equal to the deferred cash bonuses or restricted stock awards are deposited by Progressive into the trust at the time that the bonus otherwise would have been paid to the participant or the restricted shares otherwise would have vested. We make no matching contributions or additional deposits on behalf of any participant. To secure our future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2009:

Fund	One-Year Performance As of 12/31/2009 (%)
American Advantage Small Cap Value Fund—Institutional Class	35.37%
Fidelity Diversified International Fund—Class K	32.08
Fidelity Low Priced Stock Fund—Class K	39.31
Fidelity Mid-Cap Stock Fund—Class K	50.77
Fidelity Retirement Money Market Fund	0.63
John Hancock Small Company Fund	24.33
Oakmark Equity and Income Fund—Institutional Class	19.84
PIMCO Total Return Institutional Fund	13.83
Templeton World Fund—Class A	32.61
The Progressive Corporation	21.47
Vanguard Growth Index Fund—Institutional Class	36.50
Vanguard Institutional Index Fund	26.63
Vanguard Mid-Cap Index Fund—Institutional Class	40.51
Vanguard Small-Cap Index Fund—Institutional Class	36.40
Vanguard Total Bond Market Institution Fund	6.09
Vanguard Total International Stock Fund	36.73
Vanguard Value Index Fund—Institutional Class	19.79
Wasatch Small Cap Growth Fund	48.74

Distributions from the EDCP are made in accordance with an irrevocable election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change in control payments under our equity incentive plans, as described in the next section. For post-2004 deferrals, the plan has been revised to reflect the change in control definition required by Section 409A of the Internal Revenue Code.

Participants are permitted to change the schedule for certain distributions if they give at least 12 months notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted stock awards granted in or after March 2005, which awards will be deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

The following table highlights the benefits that may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of the employee’s employment or a change in control of the company.

If This Triggering Event Occurs:	Is the Executive Eligible to Receive[1]:
Under Equity Plans
	Severance Benefits?	Change-in-Control Benefits?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[2]?
Involuntary termination (without cause)	✓	—	—	—	✓

Voluntary separation (excluding retirement)	—	—	—	—	✓

Retirement – qualified (as defined in the plan)[3]	—	—	✓	—	✓

Retirement – nonqualified	—	—	—	—	✓

Termination for cause	—	—	—	—	✓

Change in control, no loss of employment	—	✓	—	—	✓

Change in control, and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓

Death or disability	—	—	—	✓	✓

[1]

This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to conditions or other requirements as set forth in the applicable plan documents or related agreements.

[2]

An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred annual non-equity incentive compensation or equity-based awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[3]

Under our equity plans, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans) or by reason of the participant’s death or disability. A “qualified retirement” and an involuntary termination without cause may occur at the same time.

The significant provisions of our executive separation allowance plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).

Severance.  Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our CEO, other named executive officers and executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if:

•	his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); and

•	the employee signs a termination and release agreement as required by the plan.

The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three years of the executive’s base salary only at the time of termination. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and other covered employees will have the right to receive a severance payment in accordance with the formula described above, if during the three-year period after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change (defined below).

For purposes of the plan, the definition of “change in control” incorporates the definition from our equity incentive plans for employees (described below). The term “job change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location, or number of scheduled work hours. Upon the occurrence of either such event, each NEO would be entitled to receive a severance payment equal to three years base salary and the continuation of health benefits, on the same basis as described above.

The following table summarizes the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2009, under circumstances requiring payments from the executive separation plan (whether as a result of a change in control or otherwise):

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$10,111
Brian C. Domeck	1,140,000	15,421
William M. Cody	1,140,000	18,772
Susan Patricia Griffith	1,140,000	15,421
John P. Sauerland	1,140,000	18,772

If the CEO, other NEOs, and executive officers employment would terminate due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

Change in Control Provisions under Equity Plans.  Benefits are also provided to NEOs and other holders of equity awards under our equity plans upon the occurrence of a change in control or a potential change in control, as defined in those plans (described below). The Board of Directors has the authority under the plans to “override” the change in control benefits, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of any of the specified triggering events. These provisions apply to both fully vested outstanding stock options, which we issued prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. The triggering events are described below.

A change in control would be deemed to occur under our equity incentive plans upon the occurrence of any of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable events, or (ii) the commencement of a tender offer for our stock:

•	Acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	Turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	Occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

For awards made in or after March 2007, a potential change in control would be deemed to occur upon the acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a potential change in control has occurred.

For restricted stock awards made prior to March 2007, a potential change in control would also include the approval by shareholders of an agreement, the consummation of which would constitute a change in control (as described above), unless the Board approved such change prior to its commencement. In 2007, the Board modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove this triggering event for awards made in or after March 2007.

The following table quantifies the payments that would have been made to the NEOs under our equity incentive plans if a change in control had occurred on December 31, 2009:

Name	Payments on Unvested Restricted Stock Awards[1]	Payments on Outstanding Stock Options[2]	Total Payments
Glenn M. Renwick	$38,436,084	$11,495,323	$49,931,407
Brian C. Domeck	3,086,529	594,726	3,681,255
William M. Cody	3,797,575	574,957	4,372,532
Susan Patricia Griffith	3,785,778	272,267	4,058,045
John P. Sauerland	3,074,440	625,568	3,700,008

[1]

Includes, with respect to restricted stock awards made in or after March 2007, amounts equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted stock awards.

[2]

As of January 1, 2007, all stock options are vested and may be exercised at any time by the holder. Pursuant to our plans, upon a change in control or potential change in control, cash payments to the NEOs and other holders of stock option awards equal to the value of their outstanding stock options would be made, and the stock options would then be cancelled.

Qualified Retirement Provisions under Equity Plans.  Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment under our incentive compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements (described below), generally:

•

are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case);

•	receive 50% of unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited); and

•

retain 50% of unvested performance-based restricted stock awards which will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited).

For all awards made prior to March 2008, a “qualified retirement” requires an executive to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. For awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with Progressive at the time of retirement.

Generally, an executive’s participation in these arrangements is on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice of his or her intention to leave employment after qualifying for retirement he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares will vest only if and when the applicable performance goals are achieved prior to expiration. As of December 31, 2009, no NEO qualified for retirement treatment under our plans, although Mr. Renwick is scheduled to qualify in May 2010.

The rights conferred by these provisions may be limited or forfeited if the Compensation Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•

directly or indirectly being an owner, officer, employee, advisor, or consultant to a company that competes with Progressive or its subsidiaries or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries, or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any other agreement between Progressive and the executive; or

•

failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

Other Termination Provision under Equity Plans.  Under our equity plans, if an equity award recipient, including the executive officers, resigns (including retirement, other than a “qualified retirement” as discussed above), is discharged without cause (as defined in the plan), or is involuntarily terminated (e.g., reduction in force), the employee (i) is permitted to exercise any outstanding stock option awards (all of which are now vested) at any time prior to the earlier of 60 days of the employee’s termination date or the option’s expiration date, and (ii) would forfeit any unvested restricted stock awards, both time-based and performance-based. Termination of the executive for cause would result in the forfeiture of all outstanding options and restricted shares.

To the extent employment is terminated due to death or disability of the equity award recipient, including the executive officers, (i) all vested stock options must be exercised within one year from the date of death or disability (as long as such date is prior to the expiration date of the award), (ii) any time-based restricted stock award scheduled to vest within one year of the date of death or disability will vest immediately upon the termination event, and (iii) any performance-based restricted stock awards that achieve the performance criteria within one year from the date of death or disability will vest on such date; all other time-based and performance-based restricted stock awards will be forfeited.

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2009 was comprised only of time-based restricted stock awards.

DIRECTOR COMPENSATION

YEAR ENDED DECEMBER 31, 2009

Restricted Stock Awards/Total[1]
Name	($)
Stuart B. Burgdoerfer[2]	$—
Charles A. Davis	170,008
Roger N. Farah	160,013
Lawton W. Fitt	133,346
Stephen R. Hardis	195,003
Bernadine P. Healy, M.D.	165,002
Jeffrey D. Kelly[3]	—
Abby F. Kohnstamm	165,002
Peter B. Lewis	225,003
Norman S. Matthews	175,013
Patrick H. Nettles, Ph.D.	165,002
Donald B. Shackelford	160,013
Bradley T. Sheares, Ph.D.	165,002

[1]

Represents grant date fair value of restricted stock awards. Restricted stock is the sole compensation received by directors. The following table presents the time-based restricted stock awards granted to non-employee directors in 2009, along with the grant date fair value of such awards. Except as noted, awards were made on April 23, 2009, and valued based on that day’s closing price of $15.74, to all directors based on their respective committee assignments or for new directors, for Board orientation procedures. The final two columns show the aggregate number of common shares covered by time-based restricted stock awards outstanding and the aggregate number of shares covered by stock option awards at December 31, 2009 were:

	Awarded in 2009		Aggregate Number of Shares at December 31, 2009
Name	Restricted Stock Awards (#)	Grant Date Fair Value ($)	Restricted Stock Awards (#)	Option Awards[a] (#)
Stuart B. Burgdoerfer	—	$—	—	—
Charles A. Davis	10,801	170,008	10,801	65,493
Roger N. Farah	10,166	160,013	10,166	—
Lawton W. Fitt[b]	8,116	133,346	8,116	—
Stephen R. Hardis	12,389	195,003	12,389	65,493
Bernadine P. Healy, M.D.	10,483	165,002	10,483	—
Jeffrey D. Kelly	10,483	165,002	—	30,448
Abby F. Kohnstamm	10,483	165,002	10,483	—
Peter B. Lewis	14,295	225,003	14,295	—
Norman S. Matthews	11,119	175,013	11,119	30,448
Patrick H. Nettles, Ph.D.	10,483	165,002	10,483	—
Donald B. Shackelford	10,166	160,013	10,166	30,448
Bradley T. Sheares, Ph.D.	10,483	165,002	10,483	—

[a]	Option awards outstanding have been vested since 2003 and will expire before May 2012.

[b]	Ms. Fitt was elected to the Board on June 11, 2009. She received a prorated award of 8,116 restricted shares on August 13, 2009, valued on that day’s closing price of $16.43.

[2]	Mr. Burgdoerfer was elected to the Board in December 2009. As of December 31, 2009, no compensation had been awarded to him.

[3]	Mr. Kelly resigned from the Board in August 2009 and, as a result, his restricted stock award was cancelled.

Narrative Disclosure to Director Compensation Table

Equity-based Awards.  Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). The Directors Equity Plan originally authorized the issuance of up to 350,000 common shares. After adjusting for prior awards granted, forfeitures, and our 4-for-1 stock split in

May 2006, 869,871 shares remained available for issuance at December 31, 2009. The restricted stock grant value per common share equals the fair market value of the common shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Currently, our non-employee directors are compensated only by time-based restricted stock awards. Each non-employee director (other than Mr. Lewis) receives an annual award of restricted stock, which is valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis receives a lump sum restricted stock award as his sole compensation for service as Chairman. Restricted stock awards to directors are made under The Directors Equity Plan and are expected to be made in April of each year with an 11-month or 12-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation for each component in 2009:

Compensation Component	Dollar Value
Board Retainer	$120,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment and Capital Committee Chair Retainer	45,000
Investment and Capital Committee Member Retainer	40,000
Additional Committee Chair Retainer[1]	15,000
Additional Committee Member Retainer[1]	10,000
Chairman of the Board	225,000

[1]	Excludes Executive Committee

Directors Restricted Stock Deferral Plan.  Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the common shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares except amounts attributable to dividend equivalent payments which will be distributed in cash, in a lump sum, or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated distribution provisions under the plan in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Directors Deferral Plan.  Four non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”). Each participant in the Directors Deferral Plan was a director prior to April 2006 and elected to defer receipt of all or a portion of his or her meeting fees until the date designated by the director in accordance with the plan. Deferred meeting fees were credited into a stock account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. All retainer fees were deferred, credited to a stock account, and will be distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability, or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Perquisites.  The company does not provide perquisites to our non-employee directors.

ITEM 2: PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2010 EQUITY INCENTIVE PLAN AND THE PERFORMANCE CRITERIA SET FORTH THEREIN

The Board of Directors adopted The Progressive Corporation 2010 Equity Incentive Plan on January 29, 2010, and amendments to the plan on March 3, 2010 and March 8, 2010 (together, the “2010 Incentive Plan” or the “Plan”), subject to approval of our shareholders. The 2010 Incentive Plan is intended to provide equity-based compensation, in the form of time-based and performance-based equity awards, to our executive officers and other key employees. In addition, the Plan describes the performance criteria that we may use to define the time of vesting for performance-based equity awards under the Plan. The Plan and the performance criteria are discussed in more detail below. The full text of the 2010 Incentive Plan has been filed in our Current Reports on Form 8-K dated February 2, 2010, March 8, 2010, and March 11, 2010. The following description of the material features of the Plan is qualified in its entirety by reference to the text of the Plan. If approved by shareholders, the 2010 Incentive Plan will become effective immediately.

Our compensation program contemplates annual awards of equity-based incentives to our executives and other key employees. The grant or award of equity-based incentives is intended to enable us to attract, retain, motivate, and reward key employees and to strengthen the mutuality of interests between key employees and our shareholders.

In recent years, equity-based incentives granted by the company to executives and other key employees have been in the form of restricted stock awards granted under The Progressive Corporation 2003 Incentive Plan, as amended (the “2003 Plan”). Prior to 2003, equity awards were in the form of non-qualified stock options granted under various plans that have expired by their terms (although certain stock option awards may remain outstanding until December 31, 2011). Each of these plans was previously approved by our shareholders. Most of the shares originally authorized under the 2003 Plan, after giving effect to a 4-for-1 stock split in 2006, have been awarded during the past seven years. The composition of outstanding awards and shares available for grant under our prior equity incentive plans for employees and directors as of February 26, 2010, are as follows:

Plan	Stock Options Outstanding[1]	Unvested Restricted Stock Outstanding	Shares Available to be Issued
2003 Plan	N/A	9,179,144	4,901,190
All prior employee plans[2]	5,037,753	N/A	N/A
All director plans	312,545	122,109	866,746

Total	5,350,298	9,301,253	5,767,936

N/A=not applicable

[1]	All stock option awards are fully vested. Total weighted average exercise price is $9.28 and weighted average remaining contractual life is 1.30 years.

[2]	All prior employee plans have expired, and no further awards may be made under such plans.

Approval of the 2010 Incentive Plan by shareholders will not affect the rights of participants with respect to any outstanding restricted stock or stock option awards previously granted under the 2003 Plan or prior plans.

Beginning in 2010, we plan to grant restricted stock units in lieu of restricted stock as the primary equity-based incentive for executives and other key employees. Restricted stock units are similar to restricted stock awards in that, upon vesting, the participant will receive one share of Progressive’s common stock in exchange for each restricted stock unit. During the vesting period, the holder of a restricted stock unit will not enjoy the right to vote the underlying common shares or to receive dividend payments (however, as discussed further below, such holders may be credited with dividend equivalents). In addition, restricted stock units afford more flexibility in structuring performance-based awards, which is an integral part of our compensation program at senior levels of the company. Other distinctions between the award types are discussed below.

Shareholder Approval Requirements

The 2010 Incentive Plan is being submitted to our shareholders for approval pursuant to Section 162(m) and Section 422 of the Internal Revenue Code, as amended (the “Code”), and the listing standards of the New York Stock Exchange.

Section 162(m) of the Code.  Section 162(m) of the Code limits to $1 million per year the deduction allowed for Federal income tax purposes for remuneration paid to a “covered employee” of a public company (the “deduction limit”). Under Section 162(m), the term “covered employee” includes the chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). The deduction limit applies to remuneration which does not qualify for any of the limited number of exceptions provided for in Section 162(m).

Under Section 162(m), the deduction limit does not apply to “performance-based compensation” if the following requirements are met: (1) the compensation must be payable on account of the attainment of pre-established objective performance criteria; (2) the performance criteria must be established by a compensation committee of the Board of Directors that is comprised solely of two or more “outside directors”; (3) the material terms of the compensation and performance criteria must be disclosed to and approved by shareholders before payment; and (4) the compensation committee must certify in writing that the performance criteria have been satisfied prior to payment.

Accordingly, for covered employees, any income resulting from an award of restricted stock units or restricted stock will generally be exempt from the deduction limit only if the award vests upon the achievement of one or more pre-established objective performance goals, the material terms of which are approved by shareholders, and which otherwise satisfies the requirements set forth in Section 162(m) of the Code. Awards of restricted stock units or restricted stock that vest after the expiration of a specific period of time, rather than upon the achievement of pre-established performance goals, will not be exempt from the deduction limit, and the income realized in connection with such time-based awards will be included, together with other non-exempt compensation, to determine whether a specific covered employee’s compensation exceeds the $1 million deduction limit.

Stock options and stock appreciation rights, on the other hand, are generally treated as “performance-based compensation,” which is exempt from the deduction limit of Section 162(m), provided that the exercise price is equal to or greater than the fair market value of the employer’s stock on the date of grant. Under these circumstances, the amount earned, if any, results solely from an increase in the employer’s stock price. To qualify for the exemption, the awards must be approved by a board committee comprised solely of outside directors. Further, to qualify for the exemption, the material terms of the plan must be disclosed to and approved by shareholders, and the plan must state the maximum number of shares that may be awarded to any employee under the plan within a specified period.

It is our policy to structure our incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the full deductibility of all compensation paid under such programs, to the extent practicable. As a consequence, the Board has directed that the 2010 Incentive Plan and the performance criteria set forth in it be submitted to our shareholders for approval in order to satisfy the requirements for the “performance-based compensation” exception for all grants made to covered employees under the Plan, other than awards of restricted stock units and restricted stock which vest on a time-based formula. Pursuant to the 2010 Incentive Plan, all grants will be determined by the Compensation Committee of the Board of Directors (the “Committee”), which is comprised solely of outside directors. If approved by shareholders, the Plan and the performance criteria will become effective on the date of such approval, and compensation attributable to performance-based restricted stock units and restricted stock, and stock options and stock appreciation rights with an exercise price equal to or greater than the fair market value of our common shares on the date of grant, awarded under the Plan will not be subject to the deduction limit.

Section 422 of the Code.  Section 422 of the Code provides, among other requirements, that shareholders approve plans providing for the award of incentive stock options in order for such awards to qualify as incentive stock options under the Code. Although the company does not at this time intend to award incentive stock options to executives or other key employees, the approval of the 2010 Incentive Plan by shareholders will qualify any such incentive stock options under Section 422 of the Code in the event that, in the future, the company determines that incentive stock options should become part of our executive compensation strategy.

NYSE Corporate Governance Standards.  Companies, including Progressive, the securities of which are listed on the New York Stock Exchange (NYSE), are required to comply with the requirements of the NYSE’s listing standards to maintain that listing. Among other requirements, and subject to certain exceptions that do not apply to the Plan, NYSE-listed companies must obtain shareholder approval for any “equity-compensation plan,” which is defined to include any plan or other arrangement that provides for the delivery of equity securities of the listed company to any employee, director, or other service provider as compensation for services. Accordingly, the company is seeking shareholder approval of the 2010 Incentive Plan as required by the NYSE listing standards.

If the shareholders fail to approve the 2010 Incentive Plan, the Plan will not become effective. In such an event, the 2003 Plan would remain in effect until early 2013, and the company would continue granting equity-based awards to executive officers and other key employees in accordance with the terms of the 2003 Plan. However, due to the limited number of shares available under the 2003 Plan, we expect that the plan could be used only until early 2011 for this purpose.

Administration

The 2010 Incentive Plan will be administered by the Compensation Committee. The Committee consists of not less than three directors of the company, all of whom are “outside” directors, as defined in Section 162(m) of the Code, and “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”). Committee members serve at the pleasure of the Board.

The Committee will have full power to interpret and administer the 2010 Incentive Plan and full authority to select each individual to whom awards will be granted (each, a “participant”) and to determine the type and amount of awards to be granted, the consideration (if any) to be paid for such awards, the timing of such awards, and the other terms and conditions of awards granted under the Plan.

The Committee will also have the authority to adopt, alter, change, and repeal such rules, regulations, guidelines, and practices governing the 2010 Incentive Plan, to interpret the terms and provisions of the Plan and any award issued under the Plan (and related award agreements), to direct employees of the company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate, and otherwise to supervise the administration of the Plan.

Eligibility

Participants under the Plan may include officers and other key employees of the company and its subsidiaries and affiliates (but excluding members of the Committee and any other person who serves only as a director) who are responsible for or contribute to the management, growth or profitability of the business of the company, our subsidiaries or affiliates (“eligible persons”). “Affiliate” includes any entity (other than the company and its subsidiaries) that is designated by the Board as a participating employer under the Plan.

Stock Subject to the Plan

Eighteen million (18,000,000) of our Common Shares, $1 par value, are reserved and available for awards under the 2010 Incentive Plan, and the maximum number of shares of stock available (but not reserved) for awards of incentive stock options is 1,000,000. These amounts are in addition to the shares still available for distribution under the 2003 Plan, as discussed above. Any stock issued under the 2010 Incentive Plan may consist of authorized and unissued shares or treasury shares. The closing price of our common shares on the New York Stock Exchange on February 26, 2010, was $17.15 per share.

The actual or deemed reinvestment of dividends, other distributions or dividend equivalents in additional stock, restricted stock, or restricted stock units, as applicable, will only be permitted if sufficient shares of stock are available under the Plan for such reinvestment.

If any stock subject to any award granted under the 2010 Incentive Plan is forfeited, or an award otherwise terminates or expires without the issuance of stock, the stock that is subject to such award will again be available for distribution in connection with future awards under the Plan, unless the participant has received dividends or other benefits of ownership with respect to such stock as described in the Plan. If the participant has received dividends or other benefits of ownership, the shares subject to the award in question will not be available for future awards.

In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, reverse share split, combination of shares, or other change in the corporate or capital structure of the company affecting our common shares, to prevent dilution or enlargement of rights, an appropriate substitution or adjustment will be made in (1) the aggregate number of shares of stock reserved for issuance under the 2010 Incentive Plan, (2) the maximum number of shares or units that may be subject to awards granted under the Plan to any eligible person during any calendar year or other period, (3) the number and option exercise price of shares subject to outstanding options or stock appreciation rights granted under the Plan, (4) the number of shares subject to restricted stock awards granted under the Plan, and (5) the number of restricted stock units granted under the Plan. The number of shares subject to any award of restricted stock, stock options, or stock appreciation rights will always be a whole number, and any fractional shares will be eliminated.

No participant may be granted awards under the 2010 Incentive Plan with respect to an aggregate of more than 1,500,000 shares of stock (subject to the adjustments described above) during any calendar year.

Performance Criteria

For awards that are performance-based, the Committee will establish the objective performance goals and any other conditions that must be satisfied as a condition to vesting under the 2010 Incentive Plan. Such performance goals will be objective and will be based on one or more of the following criteria, as determined by the Committee:

Profitability Criteria:

¡    combined ratio

¡    target combined ratio

¡    weighted combined ratio

¡    variation in combined ratio from a target combined ratio

¡    cohort combined ratio (the expected lifetime combined ratio for a group of policies commencing during a specified time period)

¡    return on equity

¡    return on revenue

Growth Criteria:	¡ policies in force ¡ vehicles insured ¡ drivers insured ¡ earned premiums ¡ earned premium per policy or per vehicle ¡ earned car years ¡ physical damage earned car years ¡ written premiums

Other Criteria:	¡ net income ¡ net income per share ¡ value of a share of the company’s stock

Performance goals may reflect the performance of the company, a subsidiary, or an individual business unit, or any combination of subsidiaries and business units. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure selected by the Committee.

As discussed above, for purposes of maximizing the deductibility of compensation earned under performance-based awards, Section 162(m) of the Code requires (among other matters discussed below) that these performance criteria must be disclosed to and approved by shareholders before the grant of the applicable award. Accordingly, as a part of the approval of the 2010 Incentive Plan by shareholders, the Board of Directors is also seeking shareholder approval of the performance criteria set forth in the 2010 Incentive Plan and described above for purposes of satisfying the Section 162(m) requirements.

Terms Applicable to All Awards

Subject to the provisions of the 2010 Incentive Plan, awards may be granted to eligible persons at any time and from time to time as determined by the Committee. The Committee will determine the individuals to whom, and the time or times at which, grants of awards will be made; the number of shares of restricted stock, restricted stock units, stock options, or other interests to be awarded to each eligible person; the price (if any) to be paid by the eligible person; whether the awards will be time-based or performance-based, or a combination of time- and performance-based awards; the requirements for the vesting of, and any other restrictions applicable to, such awards; and the other terms and conditions of such awards in addition to those set forth in the Plan.

All awards granted under the 2010 Incentive Plan will be subject to the following provisions and will contain such additional provisions as the Committee deems advisable:

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The participant must accept the award by executing an award agreement (the terms of which will be determined by the Committee), delivering an executed copy of the award agreement to the company, and paying the required purchase price (if any).

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Awards may include either time-based or performance-based awards, or a combination of time- and performance-based awards. Time-based awards will vest, and all restrictions thereon will terminate, upon the lapse of a period of time specified by the Committee at the time of grant, provided all other conditions to vesting have been met. Performance-based awards will vest and all restrictions thereon will terminate upon the certification by the Committee of the satisfaction of the specified performance goals provided all other conditions to vesting have been met.

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Subject to the provisions of the Plan and related award agreement, during the period commencing on the date of the award and expiring on the date on which all restrictions thereon have lapsed and all conditions to vesting of such award have been satisfied (the “restriction period”), a participant will not be permitted to sell, transfer, pledge, assign, or otherwise encumber such award, or the stock, units, or other interests subject to such award, other than by will or the laws of descent and distribution, subject to an exception for transfers to family members if authorized by the Committee at the time of grant. Subject to these limitations, the Committee may provide for the lapse of such restrictions and conditions to vesting in installments. The provisions of awards need not be the same with respect to each participant.

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The Committee may reduce the amount of, or eliminate in full, the amount of stock, units, or other interests that are subject to any performance-based award at, or at any time prior to, the Committee’s certification of the vesting of the award. The Committee may treat individual participants differently for these purposes. Under no circumstances will the Committee have discretion to increase the distribution to any participant in excess of the number of shares of stock, units, or other interests that would have been received at vesting based on the applicable performance goals and related formula and calculation approved by the Committee at the time of the applicable award.

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Unless otherwise determined by the Committee, if a participant’s employment by the company or any subsidiary or affiliate terminates for any reason other than death or a “qualified retirement” (each discussed below), all awards held by such participant that are unvested or subject to restriction at the time of such termination will be forfeited. Upon termination of a participant’s employment for cause, all outstanding awards held by the participant, whether vested or unvested, will automatically be terminated and forfeited.

Any participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan adopted or maintained by the company may elect to defer each award granted to him or her under the 2010 Incentive Plan, subject to the terms of the applicable deferral plan.

Restricted Stock Unit Awards

Subject to the provisions of the Plan, restricted stock units may be awarded to eligible persons at any time and from time to time as determined by the Committee. Restricted stock units awarded under the Plan will be subject to the following provisions and such additional provisions as the Committee deems desirable:

•	No instruments or certificates evidencing restricted stock units will be issued, but records of all awards will be maintained by the company or our designee.

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Awards of performance-based restricted stock units will vest and all restrictions on such awards will terminate upon the certification by the Committee of the achievement of the specified performance goals, provided all other conditions to vesting have been met. In the Committee’s discretion, such awards of performance-based restricted stock units may (1) stipulate a number of units that will vest only in their entirety upon the satisfaction of the specified performance goals, (2) stipulate a number of units that will vest either in whole or in part, depending on the level of achievement in comparison to the specified performance goals, or (3) stipulate a target number of units (“target”) that may vest in part, in whole or up to a specified multiple of the target, depending on the level of achievement in comparison to the specified performance goals. In the case of any award using a target value, a number of shares of stock equal to the maximum possible distribution at vesting will be reserved by the company until the applicable distribution or forfeiture event occurs. If performance-based restricted stock units do not vest in whole or in part under the applicable performance goals, on or before the applicable expiration date, such units will be forfeited.

•	The participant will not have the right to vote the shares represented by restricted stock units prior to the vesting of such units.

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The participant will not have the right to receive any dividends on shares represented by restricted stock units prior to the vesting of such units. At the discretion of the Committee determined at the time of the award, the participant may be credited with dividend equivalents during the restriction period. In such case, unless determined otherwise by the Committee at or after the time of the award:

¡

All dividend equivalents payable in respect of restricted stock units will be reinvested on the date that the applicable dividend or distribution is paid to our shareholders, in a number of units to be determined by dividing the value of the dividend equivalent by the fair market value of a share of the company’s stock on such date. The units resulting from the reinvestment of such dividend equivalents (1) will be subject to the same terms and conditions as the restricted stock units to which they relate, and (2) will vest or be forfeited (if applicable), at the same time as the restricted stock units to which they relate; and

¡

If an award of performance-based restricted stock units can vest in part, in whole or, if applicable, in a multiple of a target number of units (in each case depending on the level of achievement in comparison to the specified performance criteria), dividend equivalents will be reinvested in restricted stock units based on, as applicable, the number of units comprising such award or the target number of units stated in such award. Such reinvested restricted stock units will vest or be forfeited (to the extent applicable), in the same proportion as the underlying restricted stock units to which they relate.

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If dividend equivalents cannot be reinvested in units because enough shares are not available under the Plan, then the Committee may determine alternative mechanism(s) to credit the value of those dividend equivalents to the participants, or may discontinue the crediting of such dividend equivalents on a prospective basis only.

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If a participant’s employment by the company or any subsidiary or affiliate terminates by reason of death, any restricted stock units held by such participant at the time of death will vest and any restrictions will lapse after such termination at the time such restricted stock units would have vested, to the extent such units would have become no longer subject to restriction within one year from the time of death had the participant continued to fulfill all of the conditions of the award during such period, subject to certain restrictions. The balance of the restricted stock units, if any, will be forfeited.

Upon the satisfaction of all conditions to vesting of, and the lapse of all other restrictions applicable to, all or part of an award of restricted stock units, the company will distribute to the participant one share of stock in exchange for each such vested restricted stock unit, the applicable restricted stock units will be cancelled, and the shares of stock so distributed will not be subject to any further restrictions or limitations under the Plan. Unless otherwise determined by the Committee, each fractional restricted stock unit will vest and be settled in an equal fraction of a share of stock.

Restricted Stock Awards

Subject to the provisions of the 2010 Incentive Plan, restricted stock may be awarded to eligible persons at any time and from time to time as determined by the Committee. Restricted stock awarded under the Plan will be subject to the following provisions, and such additional provisions as the Committee deems desirable:

•

Each participant receiving a restricted stock award will be issued a stock certificate in respect of such shares of restricted stock. Such certificate will be registered in the name of such participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award. The stock certificate evidencing such shares of restricted stock will be delivered to and held by the company, or our designee, until the restrictions on such shares lapse or any conditions to the vesting of such award are satisfied. However, at the company’s option, any shares of restricted stock awarded to any participant may be issued and held in book entry form. In such event, no stock certificates evidencing such shares will be issued and the applicable restrictions will be noted in the records of our transfer agent and in the book entry system.

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Except as provided otherwise in the Plan or the award agreement, the participant will have, with respect to the shares of restricted stock awarded, all of the rights of a shareholder of the company, including the right to vote the stock and the right to receive any dividends or other distributions on such shares. However, the Committee may determine, with respect to any award of restricted stock, that cash dividends or other distributions declared on the restricted stock will not be paid or distributed immediately, but will be subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the shares of restricted stock to which such dividends or distributions relate. In each such instance, the Committee will also determine at the time of the award all necessary or appropriate details concerning such delayed dividends and distributions. Stock dividends issued with respect to restricted stock will be treated as additional shares of restricted stock that are subject to the same restrictions and other terms and conditions, including vesting and forfeiture provisions, that apply to the shares with respect to which such dividends are issued.

If a participant’s employment by the company or any subsidiary or affiliate terminates by reason of death, then any award of restricted stock held by such participant at the time of death will vest and any restrictions will lapse after such termination, at the time and to the extent such award would have become vested and no longer subject to restriction within one year from the time of death had the participant continued to fulfill all of the conditions of the award during such period, subject to certain restrictions. The balance of the award, if any, will be forfeited.

Stock Option Awards

Stock options may be granted under the Plan to eligible persons as determined by the Committee. The Committee will have the authority to grant to participants incentive stock options, non-qualified stock options, or a combination of both types of options, subject to the requirements of the Plan. Incentive stock options are stock options intended to satisfy the requirements of Section 422 of the Code or any successor to Section 422. Non-qualified stock options are stock options that do not qualify as incentive stock options. Stock options granted under the Plan will be subject to the following requirements and will contain such additional provisions, not inconsistent with the terms of the Plan, as the Committee deems desirable:

•

The option exercise price per share of stock purchasable under a non-qualified stock option will be determined by the Committee and will be not less than 100% of the fair market value of the stock on the date of grant. The option exercise price per share of stock purchasable under an incentive stock option will be determined by the Committee and will be not less than 100% of the fair market value of the stock at the date of grant (or 110% of the fair market value of the stock at the date of grant in the case of a participant who at the date of grant owns more than ten percent of the total combined voting power of all classes of stock of the company or our subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code) (a “10% participant”).

•

The option term will be determined by the Committee and may not exceed ten years from the date the option is granted (or, five years in the case of an incentive stock option awarded to a 10% participant).

•

Stock options will be exercisable subject to the requirements (which may include, without limitation, the achievement of certain performance goals) determined by the Committee. If any stock option is exercisable only in installments or only after a specified vesting date, the Committee may accelerate or waive, in whole or in part, such installment exercise provisions or vesting date, at any time at or after grant based on such factors as the Committee determines, provided such action would not result in the loss of any exemption under Rule 16b-3 of the 1934 Act.

•

Stock options may be exercised in whole or in part, at any time after vesting during the option term, by providing appropriate notice to us and payment in full of the option exercise price of the shares of stock for which the option is exercised, in cash or by check or by such other instrument or arrangement as the Committee may approve. Unless otherwise determined by the Committee, payment, in full or in part, of the option price of incentive stock options and non-qualified stock options may be made in the form of unrestricted stock which has been owned by the participant for more than six (6) months, valued at the fair market value of the stock on the date the option is exercised.

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A participant will not have rights to dividends or any voting or other rights of a shareholder with respect to any stock subject to an option until the participant gives appropriate notice of exercise, has paid in full for such shares, has given, if requested by the company, a representation to the company that he or she is acquiring the stock without any intent to distribute it, and such shares are issued to the participant.

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All stock options will be exercisable during the participant’s lifetime only by the participant or, if the participant is unable to exercise an option as a result of the participant’s disability, by his or her authorized legal representative.

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If a participant’s employment by the company or any subsidiary or affiliate terminates by reason of death, then any award of stock options held by him or her may be exercised after such termination, to the extent such option was exercisable at the time of death or would have become exercisable within one year from the time of death had the participant continued to fulfill all conditions of the option during such period (or on such accelerated basis as the

Committee may determine), by the estate of the participant for a period of one year (or such other period as the Committee may specify) from the date of the participant’s death, subject to certain restrictions. The balance of the award, if any, will be forfeited.

Unless otherwise determined by the Committee, if a participant’s employment by the company or any subsidiary or affiliate terminates for any reason other than death or for cause, all stock options held by the participant will immediately terminate, except that, as to any option installment that was exercisable at the time of termination, the option may be exercised at any time on or before the earlier of sixty (60) days after the date of such termination or the applicable expiration date of the award.

Incentive Stock Options. Only employees of the company or a subsidiary will be eligible to receive incentive stock options. An incentive stock option will be exercisable by (1) a participant’s authorized legal representative (if the participant is unable to exercise the incentive stock option as a result of the participant’s disability) only if, and to the extent, permitted by Section 422 of the Code and Section 16 of the 1934 Act, and the rules and regulations under Section 422 and Section 16, and (2) by the participant’s estate, in the case of death, or authorized legal representative, in the case of disability, no later than ten (10) years from the date the incentive stock option was granted (or five years in the case of a 10% participant) (in addition to any other restrictions or limitations that may apply). Regardless of any provisions in the Plan to the contrary, no provision of the Plan relating to incentive stock options may be interpreted, amended or altered, nor may any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422, or, without the consent of the participant(s) affected, to disqualify any incentive stock option under such Section 422 or any successor to Section 422.

Buyout Provisions. The company at any time may buy out, for a payment in cash, any previously granted stock option awards, based on such terms and conditions as the Committee will establish and agree upon with the participant. However, no such buyout may occur if the options are “under water” (i.e., the exercise price of the option exceeds the fair market value of our stock). In addition, no such transaction involving a participant under the Plan who is then subject to Section 16 of the 1934 Act will be structured or effected in a manner that would violate, or result in any liability on the part of the participant under, Section 16 of the 1934 Act or the rules and regulations under Section 16.

Stock Appreciation Right Awards

Stock appreciation rights may be granted alone, in addition to or in tandem with other awards granted under the Plan or cash awards made outside of the Plan. In the case of an award of stock appreciation rights relating to an award of non-qualified stock options, such rights may be granted either at or after the time of the grant of the related non-qualified stock options. In the case of incentive stock options, such rights may be granted in tandem with incentive stock options only at the time of the grant of such incentive stock options and exercised only when the fair market value of the stock subject to the option exceeds the exercise price of the option.

Stock appreciation rights issued in tandem with stock options (“tandem SARs”) will terminate and will cease to be exercisable upon the termination or exercise of the related stock option, subject to such provisions as the Committee may specify if a stock appreciation right is granted with respect to less than the full number of shares of stock subject to the related stock option.

All stock appreciation rights granted under the Plan will be exercised, subject to the provisions below, in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the participant will be entitled to receive an amount determined in the manner described below and in the award agreement.

Stock appreciation rights granted under the Plan will be subject to the following provisions and will be subject to such additional provisions, not inconsistent with the provisions of the Plan, as the Committee deems desirable:

•

Tandem SARs will be exercisable only at such time(s) and to the extent that the stock options to which they relate are exercisable in accordance with the provisions of the Plan governing stock options and stock appreciation rights. Stock appreciation rights granted separately from stock options (“freestanding SARs”) will be exercisable as the Committee determines.

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Upon the exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of stock, as determined by the Committee, equal in value to the excess of the fair market value of one share of stock on the date of exercise of the stock appreciation right over (1) the option price per share specified in the related stock option in the case of tandem SARs, which price will be fixed no later than the date of grant of the tandem SARs, or (2) the price per share specified in the related award agreement in the case of freestanding SARs, which price will be not less than the fair market value of the stock on the date of grant, multiplied by the number of shares of stock in respect of which the stock appreciation right will have been exercised. The Committee will have the right to determine the form of payment (i.e., cash, stock, or any combination of cash and stock) and to approve any election by the participant to receive cash, in whole or in part, upon exercise of the stock appreciation right. When payment is made in stock, the number of shares of stock to be paid will be calculated on the basis of the fair market value of the stock on the date of exercise. Notwithstanding the foregoing, the Committee may limit the appreciation in value of any stock appreciation right at any time prior to exercise.

•	Upon the exercise of a tandem SAR, the related stock option must also be exercised at the same time.

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The Committee may grant “limited” stock appreciation rights, which are freestanding SARs that become exercisable only in the event of a “change in control” (as defined below), subject to such requirements as the Committee may specify. Limited stock appreciation rights will be settled solely in cash.

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Stock appreciation rights will not be transferable by the participant other than by will or by the laws of descent and distribution, and all stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant or, subject to the provision below, by his or her authorized legal representative if the participant is unable to exercise a stock appreciation right as a result of the participant’s disability.

Unless varied by the Committee, stock appreciation rights will be subject to the same provisions (as described above) that apply to stock options in the situations where a participant’s employment terminates by reason of death or otherwise, or where the company buys out a previously granted option (but only if the stock appreciation right is not under water), except that the provisions applicable to any stock appreciation right held by a participant that is subject to Section 16 of the 1934 Act may not be varied in a manner that would cause the exercise or cancellation of such stock appreciation right to fail to qualify for any applicable exemption provided by Rule 16b-3 under the 1934 Act.

Right of Recoupment

The company will have the right to recoup performance-based awards that have previously vested in certain circumstances. If a vesting event occurs that is based on financial or operating results that are restated within three years after such vesting, then we will have the right to recoup awards from the executive officers who benefitted from such vesting. In such circumstances, the company will have the right to adjust and amend the terms of all outstanding stock options, and to recover from each executive officer, and each such executive officer will refund to the company promptly on demand, either (1) the number of shares of stock that vested (or that were subject to stock options that vested and were exercised), were distributed or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (2) the dollar equivalent of such number of shares as of the date of such vesting, without interest, or (3) the value that was paid to or earned by the participant, as applicable, at the time of vesting or upon the exercise of rights under any such vested award, without interest. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested awards made under the Plan, credits against future bonus or other incentive payments or awards, or other appropriate mechanism. We will have this right of recoupment whether or not the executive officer in question was at fault or responsible for causing the restatement in question.

If any participant engaged in fraud or other misconduct resulting in a restatement of the financial or operating results used to determine the vesting of a performance-based award, we will have the right to recoup from such participant, and the participant will transfer or pay to the company promptly upon demand, in the company’s discretion, either (1) the number of shares of stock that vested (or that were subject to stock options that vested and were exercised), were distributed or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (2) the dollar equivalent of such number of shares, or (3) the value paid to or earned by the participant at the time of vesting or upon the exercise of rights under any such vested award, and in the case of (2) and (3) plus interest, calculated from such vesting date. We also will have the right to terminate and cancel any and all awards previously made to such participant at any time under the Plan that are then unvested or, if applicable, that have vested but have not then been exercised, and to recover from such participant the company’s costs and expenses incurred in connection with recovering such shares or funds from participant and enforcing these rights, including reasonable attorneys’ fees and court costs. There will be no time limit on our right to recover these amounts, except as otherwise provided by applicable law. These rights are in addition to any other rights or remedies that we may have under the Plan or any applicable law or regulation.

Qualified Retirement

A “qualified retirement” is defined in the Plan to mean any termination of a participant’s employment with the company or its subsidiaries or affiliates for any reason (other than death or an involuntary termination for cause) that qualifies as a “separation from service” under Section 409A of the Code, and occurs on or after the first day of the calendar month in which the following conditions would be satisfied:

•	the participant is 55 years of age or older;

•	the participant has completed at least fifteen (15) years of service as an employee of the company or its subsidiaries or affiliates; and

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the participant has received a “meets” expectations or better on his or her most recent performance evaluation (or, at or after a “change in control,” which is discussed below, on the participant’s most recent performance evaluation preceding the change in control).

If a participant’s employment with the company (or any of our subsidiaries or affiliates) terminates due to a qualified retirement, the following provisions will apply (except in the situation where the participant has engaged in any “disqualifying activity,” which is discussed below):

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To the extent that any option installment or stock appreciation right is vested and exercisable as of the date of the qualified retirement, such option installment and stock appreciation right will not terminate upon the termination of the participant’s employment, but may be exercised by the participant, in whole or in part, at any time between the qualified retirement date and the applicable expiration date of the award. If an option installment or stock appreciation right vests upon a qualified retirement in accordance with either of the two provisions immediately below, those rights will be exercisable from and after such vesting date through and including the applicable expiration date of the award.

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With respect to all unvested time-based awards held by the participant on his or her qualified retirement date, if an award installment is not vested as of such date, such award installment (1) will remain in effect with respect to fifty percent (50%) of the award installment, which will vest and be free of applicable restrictions on such qualified retirement date, except that as to any participant who is a “specified employee” as defined in Section 409A of the Code (generally, the 50 highest paid people in the company), any distribution or exercise of rights with respect to such awards may not occur until the date that is six (6) months plus one (1) day after participant’s qualified retirement date; and (2) will terminate, effective as of the qualified retirement date, with respect to the remaining fifty percent (50%) of such award installment.

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With respect to all unvested performance-based awards held by the participant on his or her qualified retirement date, if an award installment is not vested as of such date, such award installment (1) will remain in effect with respect to fifty percent (50%) of the award installment, which will vest upon the satisfaction of the related performance goals (unless such goals are not satisfied prior to the expiration date, in which event the award installment will terminate, and such award installment will be forfeited), and (2) will terminate, effective as of the qualified retirement date, with respect to the remaining fifty percent (50%) of such award installment. However, with respect to our Chief Executive Officer, other members of the executive management team, and certain other participants, if the individual has given the company written notice of his or her intended retirement date at least twelve (12) months but not more than fourteen (14) months prior to such date, and if such individual in fact terminates on such intended retirement date (or such later date as the company and such individual may agree), upon the individual’s qualified retirement, 100% of the performance-based awards held by such participant will remain in effect in full and will vest as of the date on which, and to the extent that, the applicable performance criteria is satisfied (unless such criteria is not satisfied prior to the expiration date applicable to such award, in which event the award will terminate and be forfeited).

If the Committee determines that the participant is or has engaged in any disqualifying activity (described below), then all award installments held by the participant that have not vested as of the date of such determination will terminate. If a stock option or stock appreciation right has vested and is exercisable as of the date of such determination, then:

•

if the “disqualification date” (the earliest date as of which the participant engaged in any disqualifying activity) occurred on or prior to the date of such employee’s termination from the company, or if the disqualification date occurred after such termination and such activity is covered by any of the second, third, or fourth clauses of the definition of disqualifying activity (see below), all such stock options and stock appreciation rights will terminate, and all related shares of stock will be forfeited, as of such date; and

•

if any such activity is covered by the first clause of the definition of disqualifying activity and the related disqualification date occurs after the termination of the participant’s employment, the participant will have the right to exercise such option or stock appreciation right on or before the earlier of (1) the expiration date applicable to the option or stock appreciation right, or (2) the date that is sixty (60) days after the date upon which the company sends written notice to such participant of the Committee’s determination that the participant engaged in disqualifying activity.

For purposes of these provisions, “disqualifying activity” is defined to include any of the following acts or activities, as further described in the Plan:

•	competing against the company;

•	unauthorized disclosure of any of our confidential information or trade secrets;

•	a material violation of our code of conduct or any agreement between the participant and the company;

•

making any other disclosure or taking any other action determined by the Committee to be materially detrimental to the business, prospects, or reputation of the company or any of our subsidiaries or affiliates; or

•	the failure to perform his or her assigned responsibilities as an employee of the company or any of our subsidiaries or affiliates.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation that competes with the company or any of our subsidiaries or affiliates will not constitute a disqualifying activity.

Change In Control Provision

A “change in control” is defined by the Plan to mean a change in the ownership of the company, a change in effective control of the company, or a change in the ownership of a substantial portion of the company’s assets, each as defined in Section 409A of the Code. Under Section 409A, a change in control is generally deemed to occur if any of the following occurs:

•	Change in ownership is considered to be the acquisition of over 50% of the company’s fair market value or total voting power by a person or persons acting as a group.

•

A change in effective control takes place if a person or persons acting as a group acquire(s) 30% or more of the company’s total voting power in a 12-month period. In addition, a change in effective control will occur if, during a 12-month period, a majority of the company’s board of directors is replaced by directors whose election was not endorsed by a majority of the board prior to such election.

•

A change in the ownership of a substantial portion of the company’s assets will occur if a person or persons acting as a group acquire(s), during a 12-month period, 40% or more of the company’s assets, determined by their gross fair market value.

Unless otherwise provided in the applicable award agreement, upon a change in control of the company, the following provisions will govern:

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If the change in control does not result in the liquidation or cancellation of, or other change to, our common shares, each outstanding award will remain in effect after the change in control on the terms and conditions set forth in the Plan and the applicable award agreement.

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If a change in control results in the conversion or exchange of another publicly held equity security for the company’s stock, such that the company’s stock is not the surviving security, then to the extent of such conversion or exchange, as of the date of the change in control:

¡

each outstanding time-based award will convert into or be replaced by a new equity award, based on the surviving security and the conversion or exchange rate applicable to shares of stock in the underlying transaction. The new award will be equal in value to, in the same form as, and with equivalent terms, conditions and restrictions, including vesting and forfeiture provisions, as that portion of the award being converted into or replaced by the new equity award; and

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each outstanding performance-based award will be fully vested, and any applicable restrictions, limitations, or performance goals applicable to such award will terminate, and the value of such award will be cashed out and paid to the participant on the basis of the fair market value of the stock on the last full trading day immediately preceding the occurrence of the change in control (the “change in control price”).

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If the change in control results in a cash payment for each outstanding share of the company’s stock, then to the extent of such cash payment, each outstanding award will fully vest as of the date of the change in control, and any applicable restrictions, limitations, or performance criteria applicable to such award will terminate, and such award will be cashed out on the basis of the cash payment and paid to the participant.

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If a performance-based award must be cashed out under these provisions, those awards will be valued based on the number of shares of stock or units, or (if applicable) the target number of such shares or units, that are the subject of such award, and on the amount of the cash payment or the change in control price, as applicable.

Notwithstanding the foregoing provisions regarding a change in control, if on the date of or during the 24-month period following a change in control, either (1) the company terminates the participant’s employment other than for cause, or (2) the participant terminates his or her employment for good reason (which is defined under the Plan to include material changes to the participant’s responsibilities, job function, compensation, work location, or benefits), and in either case, such termination qualifies as a “separation from service” under Section 409A of the Code, then upon the occurrence of such termination:

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Any remaining awards of options or stock appreciation rights that were outstanding as of the date of such change in control (and were not cashed out as described above) will fully vest and be exercisable and will remain exercisable until the earlier of the expiration date of such option or stock appreciation right or the date that is sixty (60) days after such termination of employment; and

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Any remaining awards of restricted stock or restricted stock units that were outstanding as of the date of such change in control (and were not cashed out) will be fully vested and free of all restrictions and limitations, and, with respect to restricted stock units, will be settled as promptly as is practicable.

To the extent any such award constitutes deferred compensation under Section 409A of the Code, the required distribution to any “specified employee” as defined under Section 409A of the Code may not occur until six (6) months and one (1) day after the applicable vesting date.

Amendments and Termination

The Board may amend, supplement, alter, or discontinue the 2010 Incentive Plan at any time, but no such action will impair the rights under any award previously granted under the Plan without the participant’s consent. The company will submit to the shareholders of the company, for their approval, any amendments to the Plan that are required, either by law or the rules and regulations of any governmental authority or any stock exchange upon which the stock is then traded, to be approved by shareholders. Our common shares are currently traded on the NYSE.

Subject to changes in law or other legal requirements that would permit otherwise, the 2010 Incentive Plan may not be amended without the approval of the shareholders, to (1) increase the total number of shares of stock that may be issued under the Plan or to any individual during any calendar year (except for adjustments described above), (2) permit the granting of stock options or stock appreciation rights with option exercise prices lower than 100% of the fair market value of the stock on the date of the grant, or permit the Committee to reduce the exercise price of previously issued and outstanding stock options or stock appreciation rights, (3) modify the Plan’s eligibility requirements, (4) change the performance criteria specified in the Plan and discussed under “Performance Criteria” above, or (5) increase the number of shares that may be awarded in the form of incentive stock options.

The Committee, at any time, may amend the terms of any outstanding award, but no such amendment will be made that would: (1) impair the rights under an award previously granted without the participant’s consent; (2) in the case of any award of a stock option or stock appreciation right, reduce the exercise price relating to such award or, in any other case, reduce the purchase price (if any) of the stock which is subject to an outstanding award; (3) make the applicable exemptions provided by Rule 16b-3 under the 1934 Act unavailable to any participant that is subject to Section 16 of the 1934 Act and holds an award, without the participant’s consent; or (4) with respect to any award subject to the restrictions on deferred compensation under Code Section 409A, result in a modification of the timing or form of payment of such compensation under such award except to the extent permitted by Code Section 409A and the regulations under Section 409A.

Subject to the above provisions, the Board will have all necessary authority to amend the 2010 Incentive Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

Federal Income Tax Consequences of the 2010 Incentive Plan

The following is a brief summary of the general Federal income tax consequences of transactions under the 2010 Incentive Plan based on Federal income tax laws in effect as of February 26, 2010. This summary is not intended to be exhaustive and does not describe any foreign, state, or local tax consequences.

Tax Treatment of Restricted Stock Units. In general, a participant has no income with respect to a restricted stock unit until a share is distributed upon the vesting of a unit. On that date, the participant has ordinary income in an amount equal to the fair market value of the share received. The participant’s tax basis in the share received is the amount included in his or her income, and the participant’s holding period in the share commences on the day after receipt of the share. Upon disposition of the share, the participant will recognize short-term or long-term gain or loss equal to the difference between the amount realized and his or her basis in the share.

In general, the company is entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is reported for tax purposes by the participant, provided the company satisfies applicable withholding and reporting requirements. The amount of the company’s deduction may be limited under Section 162(m) of the Code if a covered employee’s non-performance-based compensation exceeds $1 million in such year, which is discussed in more detail beginning on page 36.

Tax Treatment of Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code, restricted stock awards are not included in his or her income until the award vests. At vesting, the participant is taxed at ordinary income rates on the fair market value of the stock on the vesting date. Upon disposition of such a share, the participant will recognize short-term or long-term gain or loss equal to the difference between the amount realized and the fair market value of the share on the vesting date.

Within 30 days of receipt of a restricted stock award, a participant may elect, under Section 83(b) of the Code, to include in ordinary income on the date of receipt of the restricted stock the fair market value of the stock (without taking into account any restrictions other than those which by their terms never lapse) reduced by the amount, if any, that he or she pays for the stock. Upon disposition of a share for which such an election has been made, the participant will recognize short-term or long-term gain or loss equal to the difference between the amount realized and the fair market value of the stock on the grant date.

In general, the company is entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is reported for tax purposes by the participant, provided the company satisfies applicable withholding and reporting requirements. The amount of the deduction may be limited under Section 162(m) of the Code if a covered employee’s non-performance-based compensation exceeds $1 million in any year, which is discussed in more detail beginning on page 36.

Tax Treatment of Stock Options. Non-Qualified Stock Options.  For stock options that are non-qualified stock options with an exercise price equal to or greater than the fair market value of the common shares on the date of grant, generally: (1) no income is realized by the participant at the time the option is granted; (2) upon exercise of the option, the participant realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares; and (3) upon disposition of the shares received upon exercise of the option, the participant recognizes, as either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares, a gain or loss equal to the difference between the amount realized and the fair market value of the shares on the date of exercise. The participant’s tax basis is equal to the sum of the purchase price of the shares and the amount of income, if any, recognized upon the exercise of such option.

With respect to the exercise of a non-qualified stock option and the payment of the option price by the delivery of common shares previously owned by the participant, the participant will still realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of the exercise over the option exercise price paid for the shares, but with respect to the shares that are surrendered to pay the option exercise price, the following will apply. If the number of common shares received by the participant does not exceed the number of common shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period of the participant in the common shares received will include his holding period in the common shares surrendered. If the number of common shares received exceeds the number of common shares surrendered, ordinary income will be realized by the participant at the time in the amount of the fair market value of such excess common shares, the tax basis of such excess common shares will be such fair market value, and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant.

In general, the company is entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is reported for tax purposes by the participant, provided the company satisfies applicable withholding and reporting requirements. Generally, stock options with an option exercise price equal to or greater than the fair market value on the date of grant are generally treated as performance-based compensation; consequently, such stock options are normally not subject to the deduction limits relating to non-performance-based compensation under Section 162(m) of the Code.

Incentive Stock Options.  No taxable income is realized by the participant upon the grant or exercise of an incentive stock option. If common shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such common shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then (1) upon the sale of such common shares, a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the participant, and (2) no deduction will be allowed to the participant’s employer (i.e., the company) for Federal income tax purposes.

If common shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (1) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (2) the participant’s employer will be entitled to deduct any such amount if the company satisfies certain Federal withholding or reporting requirements. Any further gain (or loss) realized (i.e., the difference between the amount realized and the fair market value of the shares on the date of exercise, in the case of a gain, or the option price, in the case of a loss) by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for the employer.

For the purposes of computing a participant’s alternative minimum tax, the excess of the fair market value of the common shares at the time of exercise over the option price is an item of tax preference (unless there is a disposition of the shares acquired upon exercise of an incentive stock option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the participant.

With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of common shares, if the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the participant at that time; the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered and the holding period (except for purposes of the one-year period referred to above) of the participant in the common shares received will include his holding period in the shares surrendered. If the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time, such excess common shares will be considered incentive stock option stock with a zero basis, and the holding period of the participant in such shares will begin on the date such shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date of the option or one year after the transfer of common shares to the participant, the surrender will result in the realization of ordinary income by the participant at that time in the amount of the excess, if any, of the fair market value on the date of exercise of the common shares surrendered over the option price of such shares. If any of the common shares received are transferred by the participant, the participant will be treated as having first disposed of the common shares with a zero basis.

Tax Treatment of Stock Appreciation Rights. For stock appreciation rights, generally: (1) no income is realized by the participant at the time the stock appreciation right is granted; (2) upon exercise of the stock appreciation right, the participant realizes ordinary income in an amount equal to the cash received or the fair market value of the shares received on the date of exercise; and (3) upon disposition of the shares, if any, received upon exercise of the stock appreciation right, the participant recognizes either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares, equal to the difference between the amount realized and the fair market value of the shares on the date of exercise.

In general, the company is entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is reported for tax purposes by the participant, provided the company satisfies applicable withholding and reporting requirements. Stock appreciation rights with a price per share equal to or greater than the fair market value on the date of grant are generally treated as performance-based compensation; consequently, such stock appreciation rights are normally not subject to the deduction limits relating to non-performance-based compensation under Section 162(m) of the Code.

Term of Plan

No award will be granted pursuant to the 2010 Incentive Plan on or after January 31, 2020, but awards granted prior to such date may extend beyond that date, subject to the terms of the Plan and any applicable award agreement.

Other Benefit Plans for Executives and Other Key Employees

The company maintains other benefits and plans to compensate and reward executives and other key employees in addition to their regular salaries. Each such employee has the potential to earn an annual cash bonus, is eligible to participate in our 401(k) plan and may participate in the health and other employee benefit plans that are generally available to regular employees of the company who satisfy minimum requirements. Executive officers and other employees may also be eligible to participate in our Executive Deferred Compensation Plan, which permits the employees to defer, until later years, receipt of all or a portion of their annual cash bonuses and all of their annual equity awards. Further information concerning certain of our executive compensation program can be found under “Compensation Discussion and Analysis,” beginning on page 23. Additional discussions concerning the annual cash bonus plan can be found beginning on page 39, and a description of our Executive Deferred Compensation Plan can be found beginning on page 45.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares, is required for the approval of this proposal. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that the shareholders vote FOR this proposal.

ITEM 3: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

On February 16, 2010, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to examine the financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2010. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2010, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2011.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PwC to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PwC for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

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Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

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Consultations by the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.

The Committee has not adopted any other policies or procedures that would permit us to engage PwC for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed to us during the fiscal years ended December 31, 2009 and 2008, by PwC:

Fees	2009	2008
Audit	$1,726,098	$1,570,310
Audit-related	61,148	108,130
Tax	11,301	48,559

Total	$1,798,547	$1,726,999

Audit fees. Includes professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting. A portion of the prior year audit fees are often billed in the subsequent year.

Audit-related fees. Includes assistance in the assessment of Progressive’s internal control structure; 2008 fees include a review of executive compensation disclosures in the proxy statement.

Tax fees. Includes fees for tax planning, consultation, and advice.

All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than November 15, 2010. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between January 23, 2011 and February 22, 2011, together with appropriate supporting information to ensure that they will be considered at our Annual Meeting of Shareholders in 2011. If a shareholder submits such a proposal after February 22, 2011, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 22, 2011, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, or by e-mail: investor_relations@progressive.com. Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or address provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to the Insurance Institute for Highway Safety and qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2009 did not exceed $2,500 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated cost of $15,000. Proxies may also be solicited by our directors, officers, and employees without additional compensation.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, and Code of Business Conduct and Ethics for directors, officers, and employees are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2009 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor_relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 12, 2010

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the 2010 Annual Meeting of Shareholders

The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., local time, on April 23, 2010, and at that meeting, and at any adjournment of that meeting, to vote and act with respect to all of The Progressive Corporation Common Shares, $1.00 par value, represented by this proxy, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN
1.	Proposal to elect as directors the nominees listed below, each to serve for a term of three years, except for Stuart B. Burgdoerfer, who will serve for a term of one year:

	Stuart B. Burgdoerfer	☐	☐	☐

	Lawton W. Fitt	☐	☐	☐

	Peter B. Lewis	☐	☐	☐

	Patrick H. Nettles, Ph.D.	☐	☐	☐

	Glenn M. Renwick	☐	☐	☐

2.	Proposal to approve The Progressive Corporation 2010 Equity Incentive Plan and the performance criteria set forth therein.	☐	☐	☐

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2010.	☐	☐	☐

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted FOR the election of the nominees identified in Item 1 and FOR the proposals described in Items 2 and 3.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 12, 2010, is hereby acknowledged.

Date: , 2010

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.